 Exhibit 2.1

Execution Version

STOCK PURCHASE AGREEMENT

BY AND AMONG

Blue falcon I Inc.,

Harris corporation

AND

Albany International corp.

february 27, 2016

TABLE OF CONTENTS

Annexes
Exhibit A	Sample Working Capital Calculation
Annex A	Reorganization Transactions
Annex B	Asset Contribution Agreement
Annex C	Intellectual Property Contribution Agreement
Annex D	Contracts Contribution Agreement
Annex E	Transition Services Agreement

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of February 27, 2016, is made and entered into by and among Blue Falcon I Inc., a Delaware corporation (the “Company”), Harris Corporation, a Delaware corporation (“Seller”), and Albany International Corp., a Delaware corporation (“Purchaser”).

RECITALS

WHEREAS, Seller is the sole stockholder of the Company and owns beneficially and of record all of the issued and outstanding Shares (as defined herein);

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the Shares upon the terms and subject to the conditions hereinafter set forth;

WHEREAS, Seller and Purchaser desire that Seller undertake and cause the Company, the Company Subsidiary and the Contributing Affiliate (as defined herein) to undertake the actions referenced on Annex A to this Agreement (the “Reorganization Transactions”) on or before the Closing Date; and

WHEREAS, Purchaser desires for Seller to provide certain transition services to the Company following the Closing (as defined herein) and Seller is willing to provide such services.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereto agree as follows:

Article 1
CERTAIN DEFINITIONS

Section 1.1            Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Firm” has the meaning ascribed thereto in Section 2.3(b)(i).

“Actual Working Capital” has the meaning ascribed thereto in Section 2.3(c).

“Adjusted Purchase Price” has the meaning ascribed thereto in Section 2.3(e).

“Affiliate” of any Person, means any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. As used in this definition, the term “control,” including the correlative terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by Contract or otherwise).

“Agreement” has the meaning ascribed thereto in the Preamble.

“Ancillary Agreements” means the Contribution Agreements and the Transition Services Agreement.

“Antitrust Actions” has the meaning ascribed thereto in Section 5.3(e).

“Asset Contribution Agreement” means that certain Asset Contribution Agreement, between the Contributing Affiliate and the Company Subsidiary to be entered into as part of the Reorganization Transactions, in the form attached hereto as Annex B, with such changes, if any, as Purchaser and Seller mutually agree acting reasonably.

“Assigned Assets” has the meaning set forth, as applicable, in the Contribution Agreements and includes the Assigned Contract (as defined in the Contracts Contribution Agreement) and the Assigned Intellectual Property (as defined in the Intellectual Property Contribution Agreement).

“Assigned Plan” has the meaning set forth in the Asset Contribution Agreement.

“Assumed Liabilities” has the meaning set forth, as applicable, in the Contribution Agreements.

“Balance Sheet” has the meaning ascribed thereto in Section 3.6(a).

“Business” means the business of designing, developing, manufacturing, selling, replacing and repairing composite assembly structures, subassemblies and components as end products for delivery to third parties for use in lightweight, aerospace and oil and gas applications, including the business conducted (i) at the Leased Real Property and (ii) in connection with the Assigned Contracts (as defined in the Asset Contribution Agreement). For the avoidance of doubt, the Business does not include designing, developing, manufacturing, selling, replacing or repairing composite components embedded into Seller’s other product solutions (e.g., space sensors and reflectors) currently conducted at locations other than the Leased Real Property.

“Business Day” means a day, other than a Saturday or Sunday or any other day on which commercial banking institutions in New York City are not open for the transaction of normal banking business.

“Business Employees” means all employees transferred and assigned by the Contributing Affiliate to the Company Subsidiary pursuant to the Asset Contribution Agreement.

“Cap” has the meaning ascribed thereto in Section 8.4(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“Closing” has the meaning ascribed thereto in Section 2.4(a).

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“Closing Date” has the meaning ascribed thereto in Section 2.4(a).

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state law.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning ascribed thereto in the Preamble.

“Company Intellectual Property Rights” has the meaning ascribed thereto in Section 3.13(a).

“Company Retirement Plan” means the Harris Corporation Retirement Plan.

“Company Subsidiary” means Blue Falcon II LLC, a Delaware limited liability company to be formed as a wholly-owned subsidiary of the Contributing Affiliate and distributed to the Company following the date hereof in accordance with the Reorganization Transactions.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of November 2, 2015, between Seller and Purchaser.

“Consolidated Tax Group” means any “affiliated group” (as defined in Section 1504(a) of the Code) that includes Seller, and any similar group of corporations that includes Seller and files state, local or foreign income Tax Returns on a combined, consolidated or unitary basis.

“Contract” means any binding agreement, contract, subcontract, lease, binding understanding, indenture, note, option, warranty, purchase order, license, sublicense, insurance policy or legally binding commitment or undertaking of any nature, whether written or oral, as in effect as of the date hereof or as may hereinafter be in effect.

“Contracts Contribution Agreement” means that certain Contracts Contribution Agreement, between the International Contributing Affiliate and the Company Subsidiary to be entered into as part of the Reorganization Transactions, in the form attached hereto as Annex D, with such changes, if any, as Purchaser and Seller mutually agree acting reasonably.

“Contribution Agreements” means the Asset Contribution Agreement, Contracts Contribution Agreement and the Intellectual Property Contribution Agreement.

“Contributing Affiliate” means (i) except as set forth in clause (ii), EDO Corporation, a New York corporation and a wholly-owned subsidiary of Seller, which pursuant to the Reorganization Transactions will convert to a Delaware limited liability company (“EDO”) or (ii) for purposes of (A) Section 3.6(c), Section 3.7, Section 3.14, Section 3.18 and Section 3.19, EDO, International Contributing Affiliate and Seller in their capacities, respectively, as Transferor (as defined under each of the Contribution Agreements) and (B) solely with respect to the Assigned Intellectual Property (in the case of Seller) and the Assigned Contract (as defined in the Contracts Contribution Agreement) (in the case of the International Contributing Affiliate), Section 5.1(a) and clauses (v), (viii), (x), (xi) and (xii) of Section 5.1(b), EDO, the International

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Contributing Affiliate and Seller in their capacities, respectively, as Transferor (as defined under each of the Contribution Agreements).

“Current Assets” means the categories of current assets of the Company and the Company Subsidiary included in the asset line items set forth on Exhibit A.

“Current Government Contracts” means those Government Contracts under which the period of performance has not yet expired or terminated or for which final payment has not been received.

“Current Liabilities” means the categories of current liabilities of the Company and the Company Subsidiary included in the liability line items set forth on Exhibit A.

“De Minimis Amount” has the meaning ascribed thereto in Section 8.4(a).

“Deductible” has the meaning ascribed thereto in Section 8.4(a).

“Determination” has the meaning ascribed thereto in Section 2.3(b)(i).

“Direct Claim” has the meaning ascribed thereto in Section 8.5(a).

“Discussion Period” has the meaning ascribed thereto in Section 2.3(b)(i).

“Dispute Notice” has the meaning ascribed thereto in Section 2.3(b)(i).

“EDO” has the meaning ascribed thereto in the definition of Contributing Affiliate.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and any other bonus, stock option, stock purchase, incentive, deferred compensation, fringe benefit, employment, severance, retention, change in control, retirement or supplemental retirement, welfare, profit-sharing, individual consulting, equity or equity-based compensation or other employee benefit plan, program, agreement, policy or arrangement maintained, sponsored or required to be contributed to by the Company or the Company Subsidiary, or in which Business Employees do or are eligible to participate.

“Environmental Laws” means all Laws relating to pollution or protection of the environment, including those relating to the use, management, generation, treatment, manufacture, distribution, storage, transport or release of or occupational exposure to hazardous materials.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Excluded Assets” has the meaning set forth, as applicable, in the Contribution Agreements.

“Excluded Liabilities” has the meaning set forth, as applicable, in the Contribution Agreements.

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“Excluded Taxes” has the meaning ascribed thereto in Section 5.8(a)(i).

“Export Control Laws” ” means all applicable export control Laws relating to the export of goods and services to any foreign jurisdiction against which the United States or United Nations maintains sanctions or export controls, transactions with designated individuals and organizations, or relating to economic sanctions or embargoes, including the Arms Export Control Act, the International Emergency Economic Powers Act, the International Traffic in Arms Regulations (22 C.F.R. Part 120 et. seq.) and the Export Administration Regulations (15 C.F.R. Part 730 et seq).

“FAA” has the meaning ascribed thereto in Section 5.3(b).

“Final Working Capital” has the meaning ascribed thereto in Section 2.3(a).

“Final Working Capital Closing Date Calculation” has the meaning ascribed thereto in Section 2.3(a).

“Financial Advisor” means Lincoln International LLC.

“Financial Statements” has the meaning ascribed thereto in Section 3.6(a).

“Former Employee” has the meaning set forth in the Asset Contribution Agreement.

“GAAP” means generally accepted accounting principles as in effect in the United States on the date of this Agreement.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, and the “Governing Documents” of a limited liability company are its certificate of formation and its operating agreement or limited liability company agreement.

“Government Bid” means any outstanding or pending quotation, bid or proposal made by the Company, the Company Subsidiary or, with respect to the Business, the Contributing Affiliate for the sale of goods or the provision of services, which, if accepted or awarded, would lead to a Current Government Contract.

“Government Contract” means any Contract entered into between the Company, the Company Subsidiary or, with respect to the Business, the Contributing Affiliate and (a) any Governmental Authority, (b) any prime contractor to any Governmental Authority (in its capacity as such) or (c) any higher-tier government contractor for which, to the knowledge of Seller, the ultimate customer is any Governmental Authority.

“Governmental Authority” means any foreign, federal, state, national, supranational or local government, court of competent jurisdiction, administrative agency or commission, tribunal or other governmental or regulatory authority or self-regulatory body (including any securities exchange) or instrumentality, including any state-owned or controlled entity or international organization.

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“Guarantees” has the meaning ascribed thereto in Section 5.11.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” of any Person at any date means, without duplication, all obligations of such Person with respect to (a) indebtedness for borrowed money, (b) indebtedness evidenced by bonds, debentures, notes, mortgages or similar instruments or debt securities, (c) leases that are capitalized in accordance with GAAP under which such Person is the lessee, (d) the deferred purchase price of goods or services (other than trade payables or accruals in the ordinary course of business), and (e) direct or indirect guarantees or other forms of credit support of obligations described in clauses (a) through (d) above of any Person.

“Indemnified Party” has the meaning ascribed thereto in Section 8.1.

“Indemnifying Party” has the meaning ascribed thereto in Section 8.1.

“Indemnity Notice” has the meaning ascribed thereto in Section 8.5(a).

“Indemnity Reduction Amounts” has the meaning ascribed thereto in Section 8.4(e).

“Initial Purchase Price” has the meaning ascribed thereto in Section 2.2(a).

“Intellectual Property Contribution Agreement” means that certain Intellectual Property Contribution Agreement, between Seller and the Company to be entered into as part of the Reorganization Transactions, in the form attached hereto as Annex C, with such changes, if any, as Purchaser and Seller mutually agree acting reasonably.

“Intellectual Property Rights” means all (a) patents and patent applications; (b) trademarks, service marks, trade dress, logos, trade names and Internet domain names, together with the goodwill symbolized thereby, and registrations and applications in connection therewith; (c) copyrights, copyright registrations, and applications thereof; (d) trade secrets, know-how and proprietary or confidential information (including manufacturing processes, formulae, materials, tooling and molds); (e) data, databases, technology and software; (f) inventions and invention disclosures (in each case, whether or not patentable); and (g) any other technology, intellectual property or proprietary rights worldwide.

“International Contributing Affiliate” means Exelis International, Inc., a Delaware corporation.

“Law” or “Laws” means all laws, statutes, ordinances, rules, regulations, judgments, rulings, orders, decrees, injunctions or other binding directives of any Governmental Authority.

“Lease” has the meaning ascribed thereto in Section 3.15(b).

“Leased Real Property” has the meaning ascribed thereto in Section 3.15(b).

“Leave Employee” has the meaning set forth in the Asset Contribution Agreement.

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“Legal Proceeding” means any claim, litigation, action, suit, investigation, proceeding, arbitration, order or similar proceeding by or before any court, any governmental or other regulatory or administrative agency or commission or any arbitration tribunal.

“Liability” means any and all liabilities or obligations (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due and whether on or off balance sheet).

“Lien” means any mortgage, pledge, encumbrance, lien, charge or security interest of any kind. For avoidance of doubt, “Lien” shall not include any license of Intellectual Property Rights.

“Loss” means all damages, awards, losses, payments, fines, penalties, interest, costs, offsets, Liabilities, judgments, assessments, and expenses (including reasonable attorneys’ fees, court costs and other reasonable professional fees and expenses and any amounts paid in settlement).

“Material Adverse Effect” means any change, event, occurrence, effect, development or circumstance (each, an “Effect”) that, individually or in the aggregate is or would reasonably be expected to become materially adverse to the business, financial condition, assets or results of operations of the Business; provided, however, that any Effect arising out of or in connection with any of the following shall not constitute or be deemed to contribute to a Material Adverse Effect and otherwise shall not be taken into account in determining whether a Material Adverse Effect has occurred or would occur: (i) changes after the date hereof in global, national or regional political conditions or general business, economic or market conditions, including changes in prevailing interest rates, currency exchange rates and price levels or trading volumes in the United States or foreign securities markets; (ii) changes after the date hereof in the credit, financial, banking, securities or commodities markets (including any disruption thereof and any decline in the price of any security, commodity or any market index, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally), (iii) conditions generally affecting the industries in which the Business operates; (iv) earthquakes, hurricanes, floods or other natural disasters, (v) hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military action, (vi) changes after the date hereof in any Laws or GAAP, or (vii) the identity of Purchaser or its Affiliates, the entry into or the public announcement of this Agreement or the transactions contemplated hereby, any action expressly required by this Agreement or the consummation of the transactions contemplated hereby; provided, further, that any Effect arising out of or resulting from any change or event referred to in clauses (i), (ii), (iii), (v) or (vi) may constitute, and be taken into account in determining the occurrence of, a Material Adverse Effect to the extent such Effect has a materially disproportionate impact on the Business compared to other similarly situated businesses that operate in the industries in which the Business operates.

“Material Contracts” has the meaning ascribed thereto in Section 3.14(a).

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“Materiality Qualifications” means, with respect to the representations, warranties, covenants and agreements of any Party, all qualifications or exceptions contained therein based on materiality (including any qualification related to the presence or absence of a Material Adverse Effect) and all usages of “material,” “in all material respects,” “in any material respect,” “would not be material,” “would not reasonably be expected to be material” or similar qualifiers.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Order” means any judgment, writ, order, injunction or decree of any Governmental Authority.

“Party” means each of Purchaser, Seller and the Company.

“Permits” means all permits, licenses, consents, authorizations, registrations, certificates, and similar rights obtained or required to be obtained from any Governmental Authority or industry-related governing or accrediting body.

“Permitted Liens” means any: (a) mechanics’, materialmen’s, laborer’s, workmen’s, carrier’s, landlord’s, repairmen’s and other Liens, including all statutory Liens, arising or incurred in the ordinary course of business or that are not yet due and payable or, if due, are being contested in good faith and are not, individually or in the aggregate, material to the Business; (b) Liens for Taxes, assessments and other governmental charges not yet due and payable or, if due, are being contested in good faith; (c) zoning, building codes and other land use Laws regulating the use or occupancy of Leased Real Property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such Leased Real Property which are not materially violated by the current use or occupancy of such Leased Real Property or the operation of the businesses of the Company, the Company Subsidiary and, with respect to the Business, the Contributing Affiliate; (d) Liens specifically referred to in the Financial Statements; (e) purchase money Liens and Liens securing rental payments under capital lease arrangements entered into in the ordinary course of business; (f) good faith deposits in connection with bids, tenders, leases, Contracts or other agreements, including rent security deposits; (g) Liens set forth on Schedule 1.1; and (h) Liens that will be removed at or prior to Closing.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity or a Governmental Authority.

“Purchaser” has the meaning ascribed thereto in the Preamble.

“Purchaser Cafeteria Plan” has the meaning ascribed thereto in Section 5.9(g).

“Purchaser Indemnified Party” has the meaning ascribed thereto in Section 8.2.

“Purchaser Retirement Plan” has the meaning ascribed thereto in Section 5.9(c).

“Purchaser Specified Reps” has the meaning ascribed thereto in Section 8.1.

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“Purchaser Welfare Plans” has the meaning ascribed thereto in Section 5.9(d).

“Related Party Contract” means any Contract (i) solely between or among Seller or any of its Affiliates, on the one hand, and the Company or the Company Subsidiary, on the other hand, or (ii) with respect to the Business, between or among Seller or any of its Affiliates, on the one hand, and the Contributing Affiliate, on the other hand, to the extent (in the case of this clause (ii)) primarily relating to the Assigned Assets, Assumed Liabilities or the Business.

“Remedies Exception” means: (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other Laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally; and (b) general principles of equity, including good faith and fair dealing, regardless of whether in a proceeding at equity or at Law.

“Reorganization Transactions” has the meaning ascribed thereto in the Recitals.

“Retention Arrangements” has the meaning ascribed thereto in Section 5.9(f).

“Review Period” has the meaning ascribed thereto in Section 2.3(b)(i).

“Sanctions Laws” means all applicable Laws limiting or prohibiting doing business with a Person on any export control, terrorism or drug trafficking related list administered by any Governmental Authority, including a Person who is a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” “specially designated narcotics trafficker,” or “blocked Person,” within the definitions set forth in the regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (31 C.F.R. Parts 500-598).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning ascribed thereto in the Preamble.

“Seller Cafeteria Plan” has the meaning ascribed thereto in Section 5.9(g).

“Seller Indemnified Party” has the meaning ascribed thereto in Section 8.3.

“Seller Specified Reps” has the meaning ascribed thereto in Section 8.1.

“Seller Welfare Plans” has the meaning ascribed thereto in Section 5.9(d).

“Shares” means collectively, all of the issued and outstanding shares of common stock of the Company.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the “present fair saleable value” of such Person’s total assets exceeds the value of such Person’s total “liabilities, including a reasonable estimate of the amount of all contingent and other liabilities,” as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, (b) such Person will not

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have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or intends to engage, and (c) such Person will be able to pay all of its liabilities (including contingent liabilities) as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay all of its liabilities (including contingent liabilities) as they mature” mean that such Person will be able to generate enough cash from operations, asset dispositions, existing financing or refinancing, or a combination thereof, to meet its obligations as they become due.

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, as of the date of any determination, any other Person as to which such Person owns, directly or indirectly, or otherwise controls, more than fifty percent (50%) of the voting shares or other similar interests or the sole general partner interest or managing member or similar interest.

“Tax” means any federal, state, local or foreign net income, gross income, gross receipts, chargeable gains, corporation, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, national insurance contribution, license, employee or other withholding, or any other similar tax, custom, duty, governmental fee or other like assessment or charge, together with any interest or penalty, imposed by or on behalf of any Governmental Authority.

“Tax Attributes” means, with respect to any Tax, any tax basis, earnings and profits, net operating loss carryovers and carrybacks, net capital loss carryovers and carrybacks, alternative minimum tax credit carryovers or carrybacks, general business credit carryovers or carrybacks, income tax credits or credits against income tax, disqualified interest and excess limitation carryovers or carrybacks, overall foreign losses, research and experimentation credit base periods and similar Tax items of any Person.

“Tax Package” has the meaning ascribed thereto in Section 5.8(b)(iv).

“Tax Return” means any return, report, declaration, claim for refund, information return or other document (including any attached schedules) required to be filed by the Company, the Company Subsidiary or, with respect to the Business, the Contributing Affiliate in connection with the determination, assessment or collection of any Tax (including, in each case, any amendment thereof).

“Termination Date” has the meaning ascribed thereto in Section 7.1(b).

“Third Party Claim” has the meaning ascribed thereto in Section 8.5(b).

“Third Party Claim Notice” has the meaning ascribed thereto in Section 8.5(b).

“Timing Agreement” has the meaning ascribed thereto in Section 5.3(c).

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“Transition Services Agreement” means that certain Transition Services Agreement, dated as of the Closing Date, between Seller, Purchaser and the Company Subsidiary, in the form attached hereto as Annex E, with such changes, if any, as Purchaser and Seller mutually agree acting reasonably.

“Welfare Plan” means any welfare plan, as defined in Section 3(1) of ERISA (whether or not subject to ERISA).

“Working Capital” means Current Assets minus Current Liabilities.

Article 2
PURCHASE AND SALE

Section 2.1            Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, convey, assign and transfer to Purchaser, and Purchaser shall purchase from Seller, the Shares, free and clear of all Liens.

Section 2.2            Purchase Price.

(a)                The initial aggregate consideration to be paid by Purchaser for the sale, conveyance, assignment and transfer of the Shares to Purchaser pursuant to Section 2.1, shall be an amount equal to $187,000,000.00 (the “Initial Purchase Price”).

(b)               Payment of Initial Purchase Price. At the Closing, Purchaser shall pay the Initial Purchase Price by wire transfer of immediately available funds to an account or accounts specified by Seller in writing to Purchaser no later than two (2) Business Days prior to the Closing Date.

Section 2.3            Purchase Price Adjustment.

(a)                Final Working Capital Closing Date Calculation. Within ninety (90) days following the Closing, Purchaser shall, or shall cause the Company to, prepare and deliver to Seller a schedule (the “Final Working Capital Closing Date Calculation”) setting forth Purchaser’s good faith calculation of the aggregate amount of Current Assets, Current Liabilities and Working Capital as of 11:59 p.m. on the Business Day immediately preceding the Closing Date (the “Final Working Capital”) and setting forth in reasonable detail the calculations used to determine the final amounts identified therein, which calculations shall be in accordance with Section 2.3(f).

(b)               Review of Closing Calculations; Objections.

(i)                 Seller shall have ninety (90) days (the “Review Period”) from the date of receipt by Seller of the Final Working Capital Closing Date Calculation to review the Final Working Capital Closing Date Calculation. During the Review Period and, if applicable, the Discussion Period (as defined below), and provided that such access does not unreasonably interfere with the normal operations of the Company or the Company Subsidiary, Seller and its accountants, attorneys and other representatives shall have full access to the books and records of the Company and the Company Subsidiary or any other

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documents on which the calculation of the Final Working Capital Closing Date Calculation is based, or which may be useful or helpful to Seller’s accountants or advisors, including the working papers of the Company and (subject to customary indemnification letters) its accountants and other representatives, if any, prepared in connection with the Final Working Capital Closing Date Calculation. Purchaser hereby agrees that following the Closing Date and prior to the completion of the determination of the Adjusted Purchase Price hereunder, Purchaser shall, and shall cause the Company and the Company Subsidiary to, preserve and not alter or destroy any of the books and records of the Company or the Company Subsidiary, or any other documents on which the calculation of the Final Working Capital Closing Date Calculation is based, or which may be useful or helpful to Seller’s accountants or advisors. In the event Seller disagrees with any or all of the Final Working Capital Closing Date Calculation, Seller shall deliver to Purchaser within the Review Period a written notice of dispute (a “Dispute Notice”), which shall set forth, in reasonable detail, the items and amounts in dispute. If Seller does not deliver a Dispute Notice on or before the final day of the Review Period, then Seller shall be deemed to have irrevocably accepted such Final Working Capital Closing Date Calculation, and the Final Working Capital set forth therein shall be deemed to be the Actual Working Capital for purposes of payment (if any) contemplated by Section 2.3(e). Purchaser and Seller shall use reasonable efforts to resolve the dispute within twenty (20) Business Days (the “Discussion Period”) commencing on the date Purchaser receives the Dispute Notice from Seller; provided that no item or amount which comprises the Initial Purchase Price calculation shall be in dispute, as all such other items and amounts shall have been definitively determined by the Parties hereto on or before the Closing Date. If Seller and Purchaser do not obtain a final resolution within the Discussion Period, then the items remaining in dispute may be submitted thereafter for resolution to BDO USA LLP, or if such firm refuses or is unable to serve in such capacity, or is otherwise not appointed and engaged for such purpose (including due to a conflict of interest), then another independent nationally recognized accounting firm to be agreed upon by Seller and Purchaser acting reasonably (either such firm, as the case may be, the “Accounting Firm”). The Accounting Firm shall be engaged to serve as an accountant, and not as an arbitrator, and the terms of appointment and engagement of the Accounting Firm shall be consistent therewith, consistent with this Section 2.3, and otherwise as agreed upon between Seller and Purchaser, and any associated engagement fees shall initially be borne fifty percent (50%) by Seller and fifty percent (50%) by Purchaser; provided that such fees shall ultimately be allocated in accordance with Section 2.3(b)(ii). Seller and Purchaser shall use their reasonable best efforts to direct the Accounting Firm to render a determination (the “Determination”) of the dispute within thirty (30) Business Days after referral of the matter to the Accounting Firm, which Determination must be in writing and must set forth, in reasonable detail, the basis therefor. In making the Determination regarding such dispute, the Accounting Firm shall select, with respect to each item in dispute, an amount equal to either Purchaser’s position as set forth in the Final Working Capital Closing Date Calculation or Seller’s position, as set forth in the Dispute Notice. In connection with the resolution of such dispute, the Accounting Firm shall have access to all documents, records, work papers, facilities and personnel necessary to make the Determination, and the Determination shall be based on and in accordance with the same accounting principles, methods, practices, categories, estimates, judgments and assumptions, as were used in preparing the Balance Sheet. Each of Seller and Purchaser and their respective representatives shall be afforded the opportunity to present to the Accounting Firm

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any material such party deems relevant to the Determination, provided that such material and its applications would be in accordance with Section 2.3(f), and shall have a continuing opportunity to discuss the matter and its position with the Accounting Firm, but no such presentation of materials or communication shall be on an ex parte basis unless agreed to in writing by the other party. The Determination shall be final, conclusive and binding absent fraud or manifest error upon Seller, the Company and Purchaser, and shall not be deemed an award subject to review under the Federal Arbitration Act or applicable Law. The procedures set forth in this Section 2.3 are the sole and exclusive mechanism for the adjustment of the Initial Purchase Price.

(ii)               In the event Seller or Purchaser submit any items remaining in dispute to the Accounting Firm for resolution as provided in Section 2.3(b)(i), the responsibility for the fees and expenses of such Accounting Firm shall be as follows:

(A)             if such Accounting Firm resolves all of the applicable items remaining in dispute in favor of Purchaser’s position, then all of the fees and expenses of such Accounting Firm (and the reasonable attorney’s fees and expenses of Purchaser related thereto) shall be paid by Seller;

(B)              if such Accounting Firm resolves all of the applicable items remaining in dispute in favor of Seller’s position, then all of the fees and expenses of such Accounting Firm (and the reasonable attorney’s fees and expenses of Seller related thereto) shall be paid by Purchaser; and

(C)              if such Accounting Firm neither resolves all of the applicable items remaining in dispute in favor of Purchaser’s position nor resolves all of the applicable remaining objections in favor of Seller’s position, then fees and expenses of the Accounting Firm (and the reasonable attorney’s fees and expenses of the parties related thereto) shall be paid in inverse proportion as Seller or Purchaser may prevail on matters resolved by the Accounting Firm, which inverse proportionate allocations shall also be determined by the Accounting Firm at the time the Determination is made.

(c)                Final and Binding Determination. The amount of Working Capital of the Company as of 11:59 p.m. on the Business Day immediately preceding the Closing Date as agreed upon by Seller and Purchaser (which shall be the Final Working Capital if Seller does not timely deliver a Dispute Notice), or as results from the Determination, as applicable, shall be conclusive and binding on all Parties hereto and shall be deemed the “Actual Working Capital” for all purposes hereunder.

(d)               Adjustment of Initial Purchase Price. Upon the final determination of the Actual Working Capital pursuant to Section 2.3(c), the Initial Purchase Price shall either be increased by the amount, if any, by which the Actual Working Capital is greater than $40,300,000 or decreased by the amount, if any, by which the Actual Working Capital is less than $30,300,000.

(e)                The Initial Purchase Price as adjusted pursuant to Section 2.3(d) shall be deemed to be the “Adjusted Purchase Price”. Seller shall pay the Purchaser the amount of any

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reduction to the Initial Purchase Price calculated pursuant to Section 2.3(d) by wire transfer of immediately available funds, to an account or accounts specified by Purchaser, within three (3) Business Days after the date on which the Adjusted Purchase Price is finally determined. Purchaser shall pay Seller the amount of any increase to the Initial Purchase Price calculated pursuant to Section 2.3(d) by wire transfer of immediately available funds, to an account or accounts specified by Seller, within three (3) Business Days after the date on which the Adjusted Purchase Price is finally determined.

(f)                Accounting Principles. The manner in which the Final Working Capital Closing Date Calculation, the Current Assets, the Current Liabilities and the Actual Working Capital are determined and the Determination is made pursuant to this Section 2.3 shall be in the same manner, and using the same accounting principles, methods, practices, categories, estimates, judgments and assumptions, as were used in preparing the Balance Sheet. A sample calculation of Working Capital as of December 31, 2015 derived from the Balance Sheet is set forth on Exhibit A.

Section 2.4            Closing.

(a)                Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Sidley Austin LLP, One South Dearborn, Chicago, Illinois 60603, at 10:00 A.M. on the third Business Day following the satisfaction or waiver in writing of the conditions set forth in Article 6 (other than those conditions that by their terms cannot be satisfied until the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or waiver in writing of such conditions at the Closing), or at such other place or on such other date and time as Seller and Purchaser shall mutually agree. The time and date of the Closing is herein called the “Closing Date.”

(b)               Delivery and Actions by Seller at Closing: At or prior to the Closing, Seller shall have delivered, or shall have caused to be delivered, to Purchaser:

(i)                 a stock certificate or certificates representing all of the Shares;

(ii)               instruments of transfer of the Shares, validly executed by Seller evidencing the transfer of the Shares, free and clear of all Liens, to Purchaser (or, to the extent Purchaser requests in writing prior to the Closing, to a wholly-owned Subsidiary of Purchaser);

(iii)             the Transition Services Agreement duly executed by Seller;

(iv)             the Asset Contribution Agreement duly executed by Contributing Affiliate and Company Subsidiary;

(v)               the Contracts Contribution Agreement duly executed by International Contributing Affiliate and Company Subsidiary;

(vi)             the Intellectual Property Contribution Agreement duly executed by Seller and the Company;

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(vii)           a certificate of Seller dated as of the Closing Date, in accordance with Treasury Regulation Section 1.1445-2(b), certifying that Seller is not a foreign Person;

(viii)         documentary evidence of receipt of the third-party consents set forth on Schedule 6.2, in the form and substance reasonably acceptable to Purchaser, it being acknowledged and agreed that to the extent any such third-party consent is consistent with, and does not otherwise alter, the terms of the applicable Contract, such third-party consent shall be deemed to be acceptable to Purchaser; and

(ix)             written resignations of the officers and directors of the Company and the Company Subsidiary.

(c)                Delivery and Actions by Purchaser at Closing: At or prior to the Closing,

(i)                 Purchaser shall have paid Seller the Initial Purchase Price in accordance with Section 2.2(b); and

(ii)               Purchaser shall have delivered, or shall have caused to be delivered, to Seller the Transition Services Agreement duly executed by Purchaser and the Company.

Article 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser, except as specifically qualified by any matter set forth in any Schedule to this Agreement (it being agreed that disclosure of any item in any Schedule shall also be deemed to be disclosed with respect to each other Schedule if the relevance of such disclosure to such other Schedule is reasonably apparent on its face, notwithstanding the omission of a reference or cross-reference thereto), as follows:

Section 3.1            Organization.

(a)                The Company is a corporation, duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, and Seller is a corporation validly existing and in good standing under the Laws of its jurisdiction of incorporation. Each of the Company and Seller has the requisite corporate power and authority to carry on its business as presently conducted and to own, lease and operate its properties.

(b)               Each of the Contributing Affiliate and International Contributing Affiliate is a corporation, duly incorporated or organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation, and has the requisite corporate power and authority to carry on the Business as presently conducted and, with respect to the Business, to own, lease and operate its properties.

(c)                Each of the Company, and with respect to the Business, the Contributing Affiliate, is duly qualified to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such

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qualification and good standing necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect.

(d)               When formed, the Company Subsidiary will be a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware and will have the requisite limited liability company, power and authority to carry on its business and to own, lease and operate its properties. When formed, the Company Subsidiary will be duly qualified to do business and will be in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification and good standing necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect.

Section 3.2            Authorization.

(a)                Each of Seller and the Company has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is to be a party and to perform its obligations hereunder and thereunder, and each of Seller and the Company has the requisite corporate power and authority, as applicable, to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Seller and the Company of this Agreement and the Ancillary Agreements to which it is to be a party, and the consummation by each of Seller and the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller and the Company, respectively. This Agreement has been, and upon execution and delivery, the Ancillary Agreements to which it is to be a party will be, duly executed and delivered by each of Seller and the Company and, assuming the due authorization, execution and delivery by the other Parties hereto and thereto, this Agreement constitutes, and the Ancillary Agreements to which it is to be a party will constitute, a legal, valid and binding obligation of each of Seller and the Company, respectively, enforceable against each of Seller and the Company in accordance with its terms, subject to the Remedies Exception.

(b)               Each of the Contributing Affiliate, the International Contributing Affiliate and the Company Subsidiary will have all requisite corporate or limited liability company, as applicable, power and authority to execute and deliver each Contribution Agreement to which it is to be a party and to perform its obligations thereunder upon execution and delivery thereof, and each of the Contributing Affiliate, the International Contributing Affiliate and the Company Subsidiary will have at such time, the requisite corporate or limited liability company, as applicable, power and authority to consummate the transactions contemplated thereby. The execution, delivery and performance by each of the Contributing Affiliate, International Contributing Affiliate and the Company Subsidiary of each Contribution Agreement to which it is to be a party, and the consummation by each of the Contributing Affiliate, International Contributing Affiliate and the Company Subsidiary of the transactions contemplated thereby will be duly authorized by all necessary corporate or limited liability company action, as applicable, on the part of each of the Contributing Affiliate, International Contributing Affiliate and the Company Subsidiary upon the execution and delivery thereof. Upon execution and delivery, each Contribution Agreement to which it is to be a party, will be duly executed and delivered by each of the Contributing Affiliate, International Contributing Affiliate and the Company Subsidiary and, assuming the due authorization, execution and delivery by the other party

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thereto, will constitute, a legal, valid and binding obligation of each of the Contributing Affiliate, International Contributing Affiliate and the Company Subsidiary, respectively, enforceable against each of the Contributing Affiliate, International Contributing Affiliate and the Company Subsidiary, respectively, in accordance with its terms, subject to the Remedies Exception.

Section 3.3            Non-contravention. Neither the execution and delivery of this Agreement by Seller or the Company, or the execution and delivery of the Ancillary Agreements to which it is to be a party by Seller, the Company, the Company Subsidiary, the Contributing Affiliate or the International Contributing Affiliate, nor the consummation of the transactions contemplated hereby or thereby will: (a) contravene, conflict with or constitute a violation of (with or without the giving of notice, lapse of time or both) any provision of its Governing Documents; (b) contravene, conflict with or constitute a violation of, constitute a default under, give rise to any right of termination or cancellation, or trigger any further obligation (including further payments) or acceleration (with or without the giving of notice, lapse of time or both) pursuant to, result in the loss of a benefit under, or result in a declaration or finding of the voidness or voidability of any term or provision of any Permit or Contract to which the Company, the Company Subsidiary (after giving effect to the Reorganization Transactions) or, with respect to the Business, the Contributing Affiliate is a party or by which its properties or assets are or may be bound (other than an Excluded Asset); or (c) subject to the approvals, consents, authorizations, declarations, filings or registrations described in Section 3.4, contravene, conflict with or constitute a violation of (whether after the giving of notice, lapse of time or both) any Law or Order to which Seller, the Company, the Company Subsidiary or, with respect to the Business, the Contributing Affiliate and the International Contributing Affiliate is subject, except in the case of clauses (b) and (c), for any such contraventions, conflicts, violations, defaults, terminations, cancellations, obligations, accelerations, losses, declarations or findings, which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and except as set forth in Schedule 3.3.

Section 3.4            Approvals. Neither the execution and delivery of this Agreement by Seller or the Company, or the execution and delivery of the Ancillary Agreements to which it is to be a party, by Seller, the Company, the Company Subsidiary, the Contributing Affiliate or the International Contributing Affiliate, nor the consummation of the transactions contemplated hereby or thereby will require the approval, consent, authorization or act of, or the making by Seller, the Company, the Company Subsidiary, the Contributing Affiliate or the International Contributing Affiliate of any declaration, filing or registration with, any Governmental Authority, except for approvals, consents, authorizations, declarations, filings or registrations (a) that if not obtained or made, would not reasonably be expected to be material to the Business or to prevent or materially delay the consummation of, or materially impair the ability of Seller or the Company to consummate, the transactions contemplated hereby; (b) under the HSR Act and any other applicable foreign or supranational antitrust and competition Laws; or (c) as contemplated by the Reorganization Transactions.

Section 3.5            Capitalization; Subsidiaries.

(a)                The authorized capital stock of the Company is 1,000 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding as of the date of this Agreement and are owned by Seller. All of the issued and outstanding Shares are duly

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authorized, validly issued and fully paid and non-assessable. Seller has good and valid title to the Shares, free and clear of all Liens. There are no other issued or outstanding (i) equity securities of the Company, (ii) securities of the Company convertible into or exchangeable for equity securities of the Company or (iii) options, warrants or other rights to acquire from the Company, and no obligation of the Company to issue, any equity securities or securities convertible into or exchangeable for equity securities of the Company. The Company has no obligation to purchase, redeem, or otherwise acquire any of its capital stock or any interests therein. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect to which Seller is a party with respect to the voting or transfer of any of the Shares.

(b)               The Company has no Subsidiaries and does not own any equity interest in any Person; provided, that, on the Closing Date, the Company will own all of the outstanding membership interests of the Company Subsidiary. At the Closing Date, there will be no issued or outstanding (i) securities convertible into or exchangeable for equity securities of the Company Subsidiary or (ii) options, warrants or other rights to acquire from the Company Subsidiary, and no obligation of the Company Subsidiary to issue, any equity securities or securities convertible into or exchangeable for equity securities of the Company Subsidiary. Following its formation, the Company Subsidiary will have no obligation to purchase, redeem, or otherwise acquire any of its equity securities.

Section 3.6            Financial Statements.

(a)                Annexed as Schedule 3.6(a) are true and complete copies of the following summary, as reported financial statements with respect to the Business (collectively, the “Financial Statements”): (i) the unaudited summary, as reported balance sheets as of December 31, 2013, December 31, 2014 and December 31, 2015 (the balance sheet as of December 31, 2015, the “Balance Sheet”) and (ii) the related summary, as reported statements of income for the periods then-ended.

(b)               The Financial Statements: (i) have been prepared in accordance with the books and records of the Business, (ii) fairly present, in all material respects, the combined financial position, results of operations and cash flows of the Business at the respective dates set forth therein and for the respective periods covered thereby and (iii) have been prepared in accordance with GAAP, applied on a consistent basis throughout the dates set forth therein and for the respective periods covered thereby, subject to normal year-end adjustments and the absence of notes; provided, that the Financial Statements do not contain all of the adjustments and other information as is required by Regulation S-X under the Securities Act, and may not be relied upon as “carve-out” financial statements within the meaning thereof.

(c)                Except as disclosed on Schedule 3.6(c), none of the Company, the Company Subsidiary nor, with respect to the Business, the Contributing Affiliate has any Liabilities of the type required under GAAP to be reflected in the Financial Statements or, to the knowledge of Seller any other material Liabilities not incurred in the ordinary course of business consistent with past practice, in each case other than (i) Liabilities set forth in or reserved against in the Financial Statements, (ii) Liabilities and obligations incurred in the ordinary course of

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business consistent with past practice since December 31, 2015 or (iii) executory obligations under existing Contracts or Contracts entered into in accordance with this Agreement.

(d)               The Company was formed, and the Company Subsidiary will be formed, in connection with the transactions contemplated hereby and neither has entered into any Contract or transaction other than in connection with the transactions contemplated hereby.

Section 3.7            Absence of Certain Developments. Since December 31, 2015, (a) except as contemplated by this Agreement, the Company, the Company Subsidiary and, with respect to the Business, the Contributing Affiliate, have conducted their business in all material respects in the ordinary course of business consistent with past practice, and (b) there has not been a Material Adverse Effect.

Section 3.8            Litigation. Except as disclosed on Schedule 3.8, (i) as of the date of this Agreement, there is no Legal Proceeding pending, or to Seller’s knowledge, threatened against or by the Company, the Company Subsidiary or, with respect to the Business, the Contributing Affiliate, in connection with the transactions contemplated by this Agreement and the Ancillary Agreements which would reasonably be expected to be materially adverse to the Business or which would reasonably be expected to prevent or materially delay the consummation of, or materially impair the ability of Seller, the Company, the Company Subsidiary, or with respect to the Business, the Contributing Affiliate, to consummate, the transactions contemplated hereby and (ii) other than litigation referenced in clause (i), there is no Legal Proceeding pending, or to Seller’s knowledge, threatened against or by the Company, the Company Subsidiary or, with respect to the Business, the Contributing Affiliate, relating to the Assigned Assets or Assumed Liabilities or Business which would reasonably be expected to be materially adverse to the Business or which would reasonably be expected to prevent or materially delay the consummation of, or materially impair the ability of Seller, the Company, the Company Subsidiary, or with respect to the Business, the Contributing Affiliate, to consummate, the transactions contemplated hereby. As of the date of this Agreement, neither the Company, the Company Subsidiary, nor with respect to the Business, the Contributing Affiliate, is subject to any Order materially and adversely affecting any of the Assigned Assets or Assumed Liabilities or the Business or which would reasonably be expected to prevent or materially delay the consummation of, or materially impair the ability of Seller, the Company, the Company Subsidiary, or with respect to the Business, the Contributing Affiliate to consummate the transactions contemplated hereby or by the Ancillary Agreements.

Section 3.9            Taxes.

(a)                All material Tax Returns required to have been filed by, or with respect to, the Company, the Company Subsidiary and, with respect to the Business, the Contributing Affiliate have been timely filed (taking into account extensions properly obtained), and all such Tax Returns are true, correct and complete in all material respects. All Taxes due in respect of the Company, the Company Subsidiary and, with respect to the Business, the Contributing Affiliate have been paid (whether or not actually shown on such Tax Returns). No extension of time within which to file any such income Tax Return is in effect.

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(b)               As of the date of this Agreement, no written waiver of any statute of limitations relating to income Taxes for which the Company, the Company Subsidiary or, with respect to the Business, the Contributing Affiliate is liable has been granted.

(c)                To Seller’s knowledge, as of the date of this Agreement, there is no material audit or administrative or judicial proceeding pending or threatened with respect to Taxes payable by the Company, the Company Subsidiary or, with respect to the Business, the Contributing Affiliate. All material deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in Section 3.9(a) have been paid in full, are being contested in good faith or otherwise have been resolved.

(d)               There are no material liens for Taxes upon the assets of the Company, the Company Subsidiary or, with respect to the Business, the Contributing Affiliate, except for Permitted Liens.

(e)                All material Taxes which the Company, the Company Subsidiary or, with respect to the Business, the Contributing Affiliate is required by Law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Authority or set aside or reserved on the books of the Company, the Company Subsidiary or, with respect to the Business, the Contributing Affiliate.

(f)                During the last three years, neither the Company, the Company Subsidiary nor the Contributing Affiliate has been a party to any transaction treated by the parties thereto as one to which Section 355 of the Code applied.

(g)               Neither the Company nor the Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) any installment sale or open transaction disposition made on or prior to the Closing Date, (B) any prepaid amount received on or prior to the Closing Date, (C) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or non-U.S. income tax law) entered into on or prior to the Closing Date, or (D) a change in the method of accounting for a period ending prior to or including the Closing Date.

(h)               Notwithstanding anything to the contrary in this Agreement, the representations and warranties in this Section 3.9 are the sole and exclusive representations and warranties of Seller with respect to Tax matters (other than Tax matters related to employee benefit matters for which the representations and warranties in Section 3.12 (Employee Benefit Plans) are the sole and exclusive representations and warranties of Seller with respect to such matters), and nothing in this Section 3.9 shall cause Seller to be liable for any Taxes for which Seller is not expressly liable pursuant to Section 5.8 (relating to Tax matters).

Section 3.10        Environmental Matters.

(a)                The Company, the Company Subsidiary and, with respect to the Business, the Contributing Affiliate are and since January 1, 2011 have been in compliance with all Environmental Laws, except for any such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

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(b)               The Company, the Company Subsidiary and, with respect to the Business, the Contributing Affiliate hold and are and since January 1, 2011 have been in compliance with all Permits that are required pursuant to Environmental Laws, for the operation of its business as presently conducted, except for any such failure to apply for, hold or comply that would not reasonably be expected to have a Material Adverse Effect.

(c)                Neither the Company, the Company Subsidiary nor, with respect to the Business, the Contributing Affiliate has since January 1, 2011 received any written notice of any violation of, or Liability under, any Environmental Laws or Permits required pursuant to applicable Environmental Laws, including any such written notice of any environmental investigatory, corrective or remedial obligation, and there is no Legal Proceeding pending, or to Seller’s knowledge, threatened against any of the foregoing pursuant to Environmental Law, in each of the foregoing cases except for any such written notice the subject matter of which has been substantially resolved or that would not reasonably be expected to have a Material Adverse Effect.

(d)               Neither the Company, the Company Subsidiary nor, with respect to the Business, the Contributing Affiliate nor, to Seller’s knowledge, any other Person has treated, stored, disposed of, arranged for or permitted the disposal of, transported, generated, handled, or released any toxic or otherwise hazardous material, substance or waste in violation of any applicable Environmental Laws or in a manner that would reasonably be expected to result in liability to the Company, the Company Subsidiary or the Contributing Affiliate under any Environmental Law, except as would not reasonably be expected to have a Material Adverse Effect.

(e)                Except with respect to information subject to data privacy Laws, to Seller’s knowledge, Seller has delivered to, or has otherwise made available for inspection by Purchaser, all material written assessments, audits, investigation reports or similar environmental documents, in each case relating to the Business in the possession, control or custody of Seller, the Company, the Company Subsidiary, or, to the extent relating to the Business, the Contributing Affiliate related to environmental, health or safety matters or hazardous materials.

Section 3.11        Employee Matters.

(a)                Neither the Company, the Company Subsidiary nor, with respect to the Business, the Contributing Affiliate is a party to any collective bargaining agreement with respect to the Business Employees or the Former Employees.

(b)               Except as set forth on Schedule 3.11(b), there is no labor strike, labor dispute, work stoppage or lockout, or employment-related litigation or material employment-related claim or audit by a Governmental Authority pending or, to Seller’s knowledge, threatened against or adversely affecting the Company, the Company Subsidiary or, with respect to the Business, the Contributing Affiliate with respect or relating to the Business Employees or the Former Employees. Each Former Employee listed on Schedule 1.1(d) to the Asset Contribution Agreement was primarily providing services to the Business immediately prior to his or her termination of employment with Seller and its Affiliates.

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(c)                To Seller’s knowledge, as of the date hereof, no union organization campaign is in progress with respect or relating to any of the Business Employees or the Former Employees and, to Seller’s knowledge, no dispute or controversy concerning representation exists respecting Business Employees or the Former Employees.

(d)               Except as set forth on Schedule 3.11(d), there is no unfair labor practice, charge, complaint or investigation by a Governmental Authority or inquiry by a Governmental Authority regarding compliance with any applicable employment-related Laws involving any Business Employee, Leave Employee or Former Employee pending or, to Seller’s knowledge, threatened against the Company, the Company Subsidiary or, with respect to the Business, the Contributing Affiliate which would reasonably be expected to have a Material Adverse Effect.

(e)                Neither the Company, the Company Subsidiary nor, with respect to the Business, the Contributing Affiliate has engaged in any plant closing or employee layoff activities since December 31, 2014 through the date of this Agreement that would violate or give rise to an obligation to provide any notice required pursuant to the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation (such Act, and all such similar state and local requirements collectively, “WARN”). None of Seller nor any of its Affiliates has engaged in any plant closing or employee layoff activities that would reasonably be expected to be required to be aggregated under WARN with any such activities of the Company or the Company Subsidiary.

(f)                With respect to the Business Employees, the Leave Employees and, to Seller’s knowledge, the Former Employees, the Company, the Company Subsidiary and, with respect to the Business, the Contributing Affiliate are in compliance in all material respects with all applicable Laws pertaining to employment and employment practices.

Section 3.12        Employee Benefit Plans.

(a)                Schedule 3.12(a) lists all material Employee Benefit Plans.

(b)               The Business Employees are all of and exclusively the employees of Seller or its Affiliates who have devoted at least 50% of their working time to the Business for the 6 months prior to the date hereof (or the period of time in which the individual has been employed by Seller or its Affiliates if shorter) other than the Leave Employees and employees of the Seller or its Affiliates who have terminated employment during the 6 months prior to the date hereof.

(c)                Except as set forth on Schedule 3.12(c), no Employee Benefit Plan is, and during the six-year period preceding the date hereof none of Seller or any of its Affiliates has been obligated to contribute to, a Multiemployer Plan and no Employee Benefit Plan is a plan that (i) is subject to Title IV of ERISA or Section 412 of the Code or (ii) provides health or other welfare benefits to former employees of the Company, the Company Subsidiary or, with respect to the Business, the Contributing Affiliate other than as required by COBRA.

(d)               Each Assigned Plan has been maintained and administered in compliance in all material respects with the applicable requirements of ERISA, the Code and any other applicable Laws including, without limitation, documentary and operational compliance with

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section 409A of the Code and, as of the date hereof, there are no pending or, to Seller’s knowledge, threatened, disputes, arbitrations, claims, suits or grievances involving an Employee Benefit Plan (other than routine claims for benefits payable under any such Employee Benefit Plan) that would reasonably be expected to result in a material liability to the Company, the Company Subsidiary or, with respect to the Business, the Contributing Affiliate. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service and, to Seller’s knowledge, no event has occurred and, there are no facts or circumstances that would be reasonably expected to result in a loss of the qualified status of any such Employee Benefit Plan from which the Purchaser Retirement Plan (as defined in Section 5.9(c)) will accept eligible rollovers pursuant to Section 5.9(c) or any Assigned Plan. All material contributions, premiums and benefit payments under or in connection with the Assigned Plans that are required to have been made as of the date hereof have been timely made.

(e)                No Liability under Title IV of ERISA has been or would reasonably be expected to be incurred by the Company or the Company Subsidiary. No defined benefit pension plan sponsored, maintained or contributed to by Seller or any of its Affiliates during the six-year period preceding the date hereof that is subject to Title IV of ERISA or Section 412 of the Code has been terminated other than in a standard termination. None of the Company, the Company Subsidiary or any of their Affiliates has incurred any “withdrawal liability” in respect of any Multiemployer Plan which remains unsatisfied.

(f)                None of the Company, the Company Subsidiary nor, with respect to the Business, the Contributing Affiliate, or their respective Affiliates has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject the Company or the Company Subsidiary to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law.

(g)               With respect to each Assigned Plan, Seller has made available to Purchaser copies, to the extent applicable, of (i) the plan document (or, with respect to any unwritten Assigned Plan, a written summary thereof), related trust agreement and all amendments thereto, (ii) the current summary plan description and summaries of material modifications thereto, (iii) the Form 5500 annual reports and accompanying schedules and actuarial reports, as filed, for the most recently completed plan year and (iv) the most recent Internal Revenue Service determination or opinion letter and any other material filings or correspondence with any Governmental Authority within the last two (2) years. With respect to each material Employee Benefit Plan which is not an Assigned Plan, Seller has made available to Purchaser copies, to the extent applicable, of (i) the plan document or a summary of such Employee Benefit Plan, and (ii) the most recent Internal Revenue Service determination or opinion letter.

(h)               Except as provided for in this Agreement, the execution and delivery of this Agreement and the Ancillary Agreements, and performance of the transactions contemplated hereby, will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Employee Benefit Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits, or (ii) result in any payment that

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could reasonably be characterized as an excess parachute payment” under Section 280G(b)(1) of the Code. Neither the Company nor the Company Subsidiary has the contractual obligation to indemnify, hold harmless or gross-up any individual with respect to any tax, penalty or interest under Sections 4999, 409A or 457A of the Code.

Section 3.13        Intellectual Property Rights.

(a)                Except as would not reasonably be expected to have a Material Adverse Effect, after giving effect to the Reorganization Transactions, on the Closing Date, the Company will own all right, title and interest in, free and clear of all Liens (other than Permitted Liens), or otherwise will have a license or other right to use, all of the material Intellectual Property Rights used in or necessary for the conduct of the Business as currently conducted (collectively, the “Company Intellectual Property Rights”), including the development, manufacture, sale and use of: (i) any existing products or services of the Business; and (ii) to Seller’s knowledge, products and services of the Business under development.

(b)               Except as would not reasonably be expected to have a Material Adverse Effect, there are no material Legal Proceedings against the Company, the Company Subsidiary or, with respect to the Business, the Contributing Affiliate pending or, to Seller’s knowledge, threatened by any third party contesting the validity, enforceability or ownership of any Company Intellectual Property Rights.

(c)                Except as would not reasonably be expected to have a Material Adverse Effect, none of the Company, the Company Subsidiary nor, with respect to the Business, the Contributing Affiliate is infringing, misappropriating or otherwise violating or has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any third party since January 1, 2014. Since January 1, 2014, the Company, the Company Subsidiary and, with respect to the Business, the Contributing Affiliate have not asserted or made any claims against any third party relating to the infringement, misappropriation or other violation of any Intellectual Property Rights owned or licensed by the Company, the Company Subsidiary, or with respect to the Business, Contributing Affiliate and included in the Company Intellectual Property Rights.

(d)               None of Seller, the Company, the Company Subsidiary or, with respect to the Business, the Contributing Affiliate nor the Assigned Assets are bound by any Contract that, upon consummation of the transactions contemplated by this Agreement, will cause Purchaser, any of its Affiliates, the Company or the Company Subsidiary to (i) grant to any third Person any right to or with respect to any Intellectual Property Rights owned by, or licensed to, any of them prior to the Closing or (ii) be obligated to pay any material royalties or other fees or consideration with respect to Intellectual Property Rights of any third Person in excess of those payable by the Company or the Company Subsidiary in the absence of the execution and delivery of this Agreement.

(e)                No Governmental Authority, university or any other Person has any ownership, claim or right (other than non-exclusive license rights granted to the United States government under a Government Contract) in or to any Company Intellectual Property Rights.

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Section 3.14      Material Contracts.

(a)                Schedule 3.14 sets forth a true and correct list of the following types of Contracts (except for Leases and Employee Benefit Plans) to which the Company, the Company Subsidiary or, with respect to the Business, the Contributing Affiliate is bound (the “Material Contracts”):

(i)                 indentures, credit agreements, security agreements, mortgages, guarantees, promissory notes and Contracts relating to or evidencing Indebtedness of the Company, the Company Subsidiary or, with respect to the Business, the Contributing Affiliate;

(ii)               each Contract under which the Company, the Company Subsidiary and, with respect to the Business, the Contributing Affiliate is obligated to sell or lease real or personal property having a value in excess of $500,000;

(iii)             each Contract involving or expected to involve payments of more than $1,000,000, in the aggregate, in the current calendar year to or by the Company, the Company Subsidiary and, with respect to the Business, the Contributing Affiliate;

(iv)             each Contract that contains a covenant not to compete or other similar restriction that materially restricts the business activities of the Company, the Company Subsidiary, and with respect to the Business, the Contributing Affiliate;

(v)               each Contract that contains any covenant or obligation pursuant to which the Company, the Company Subsidiary or, with respect to the Business, the Contributing Affiliate provides any other Person with the exclusive right to be a provider of specific goods or services in connection with the Business (including by means of granting an exclusive Contract) that would reasonably be expected to be material to the Business;

(vi)             each Contract that grants to any Person any “most favored nation” right or any option, right of first refusal, right of first offer or other preferential right to purchase or acquire any assets or property that would reasonably be expected to be material to the Business;

(vii)           each settlement agreement of any Legal Proceedings to which the Company, the Company Subsidiary or, with respect to the Business, the Contributing Affiliate is a party and has ongoing obligations affecting the Business or Assigned Assets or Assumed Liabilities;

(viii)         each Contract for the employment of any Business Employee providing for an annual base salary in excess of $250,000;

(ix)             all material partnership agreements and joint venture agreements relating to the Company, the Company Subsidiary or, with respect to the Business, the Contributing Affiliate;

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(x)               each Contract concerning material Intellectual Property Rights (other than any of the following types of non-exclusive licenses: (A) “shrinkwrap” or “clickwrap” licenses or agreements for commercially available off-the-shelf software; (B) licenses granted to suppliers to use intellectual property in connection with the manufacture or supply to the Business of products or services under commercial Contracts with such suppliers; (C) licenses granted by customers to use intellectual property in connection with the manufacture or supply by the Business of products or services under commercial Contracts with such customers; (D) licenses granted by the Business to customers or end users of the products or services of the Business to use intellectual property embedded or otherwise embodied in such products or services; and (E) any other non-exclusive license entered into in the ordinary course of the Business containing a grant of a right to use intellectual property where the grant is ancillary to the main purpose of the Contract and not otherwise material to the Business); and

(xi)             each Contract under which the Company, the Company Subsidiary or, with respect to the Business, the Contributing Affiliate agrees to enter into any of the foregoing transactions or agreements.

(b)               Each Material Contract (i) is in full force and effect and (ii) is valid and binding on the Company, the Company Subsidiary or the Contributing Affiliate party thereto and, to Seller’s knowledge, on the other parties thereto, and is enforceable in accordance with its terms by and against the Company, the Company Subsidiary or the Contributing Affiliate party thereto, in each case subject to the Remedies Exception and the expiration or termination of any such Material Contract in accordance with its terms after the date hereof. Neither the Company, the Company Subsidiary nor, with respect to the Business, the Contributing Affiliate party thereto is in material breach or violation of, or in default under, any Material Contract. To Seller’s knowledge, no other party to any Material Contract is in material breach or violation of, or in default under, any Material Contract or has provided written notice of any intention to terminate any Material Contract. Neither Seller nor any of its Affiliates party thereto, has waived or released or relinquished any material rights or remedies arising under any of the Material Contracts (i) since January 1, 2015, or (ii) that otherwise has continuing effect on any material rights or remedies arising under such Material Contract. True and correct copies of the Material Contracts have been made available to Purchaser (including all amendments, modifications, schedules and annexes thereto).

(c)                With respect to each Government Contract and each material Government Bid, as applicable, as of the date of this Agreement:

(i) each of the Company, the Company Subsidiary or, with respect to the Business, the Contributing Affiliate, since January 1, 2013 has been, in compliance in all material respects with all terms and conditions of each of its Government Contracts, and all representations and certifications made by any of the Company, the Company Subsidiary or, with respect to the Business, the Contributing Affiliate with respect to each such Government Contract were complete and accurate as of their effective date and each of the Company, the Company Subsidiary or, with respect to the Business, the Contributing Affiliate has complied in all material respects with all such representations and certifications;

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(ii) each of the Company, the Company Subsidiary or, with respect to the Business, the Contributing Affiliate has complied in all material respects with all requirements of the Truth in Negotiations Act, the Procurement Integrity Act, the False Claims Act, the Cost Accounting Standards, Executive Order No. 11246 of 1965 and all other Laws applicable to any of its Government Contracts and Government Bids; and

(iii) no termination or default notice, cure notice or show cause notice, or stop work order has been issued and is currently in effect with respect to any of the Government Contracts or Government Bids.

(d)               Since January 1, 2013, none of the Company, the Company Subsidiary nor, with respect to the Business, the Contributing Affiliate nor any of their respective directors, officers or employees, has been since January 1, 2013, to Seller’s knowledge, (i) under any material administrative, civil or criminal investigation, audit, indictment or information by any Governmental Authority, (ii) the subject of any material audit or material investigation by any of the Company, the Company Subsidiary or, with respect to the Business, the Contributing Affiliate in the case of each of clauses (i) and (ii), with respect to any alleged act or omission arising under or relating to any Government Contract or Government Bid or (iii) debarred or suspended or received written notice of actual or proposed debarment or suspension, from participation in the award of any Government Contract with any Governmental Authority.

(e)                None of the Company, the Company Subsidiary nor, with respect to the Business, the Contributing Affiliate has received written notice of any material currently outstanding claims against any of the Company, the Company Subsidiary or, with respect to the Business, the Contributing Affiliate, either by any Governmental Authority or by any prime contractor, arising under or relating to any Government Contract.

(f)                Since January 1, 2013, none of the Company, the Company Subsidiary nor, with respect to the Business, the Contributing Affiliate has made any written voluntary or written mandatory disclosure to any Governmental Authority with respect to any alleged irregularity, misstatement, noncompliance or omission arising under or relating to a Government Contract or Government Bid or any Laws.

Section 3.15        Real Property and Assets.

(a)                The Company does not own any real property.

(b)               Schedule 3.15 sets forth a list of all leases of real property (such real property, the “Leased Real Property”) to which the Company, the Company Subsidiary or, with respect to the Business, the Contributing Affiliate is bound, in each case, as of the date of this Agreement (each a “Lease”). Each Lease is valid and binding on the Company, the Company Subsidiary or, with respect to the Business, the Contributing Affiliate party thereto and, to Seller’s knowledge, on the other parties thereto, and is enforceable in accordance with its terms by and against the Company, the Company Subsidiary or, with respect to the Business, the Contributing Affiliate party thereto, subject to proper authorization and execution of such Lease by the other parties thereto and the Remedies Exception. Neither the Company, the Company Subsidiary nor, with respect to the Business, the Contributing Affiliate party thereto is in

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material breach or material violation of, or in material default under, any Lease. To Seller’s knowledge, no other party to any Lease is in material breach or material violation of, or in material default under, any Lease. True and correct copies of each of the Leases have been made available to Purchaser.

(c)                Except as set forth on Schedule 3.15(c), the Company, the Company Subsidiary or, with respect to the Business, the Contributing Affiliate has a valid leasehold interest in, all Leased Real Property and owns all tangible assets reflected in the Financial Statements or acquired after December 31, 2015, other than inventory, properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since December 31, 2015, in each case free and clear of all Liens except for Permitted Liens.

(d)               Except as set forth on Schedule 3.15(d), immediately prior to the Closing Date, Seller or one of its Affiliates (that is a Transferor under the Contribution Agreements) will have good and valid title to all of the tangible Assigned Assets and, except as set forth in section (x) of Schedule 3.14, the registered and applied-for Company Intellectual Property Rights listed on Schedule 1.1(a) and Schedule 1.1(b) of the Intellectual Property Contribution Agreement (or with respect to any leased Assigned Asset, a valid leasehold interest) free and clear of all Liens, other than Permitted Liens. Except for (i) assets required to perform the services provided for in the Transition Services Agreement, (ii) assets associated with the corporate or other enterprise-wide services provided by Seller and its Affiliates to the Business that are not Assigned Assets and (iii) the Excluded Assets that are listed in Sections 2.2(a)-(c) and Sections 2.2(e)-(g) of the Asset Contribution Agreement, after giving effect to the Reorganization Transactions and assuming receipt of the consents contemplated by Section 3.3 and the approvals contemplated by Section 3.4, on the Closing Date the Assigned Assets (together with the rights to be granted to Purchaser and the Company under the Transition Services Agreement) include all of the properties, assets and rights (A) primarily used or primarily held for use in connection with the operation of the Business presently conducted and (B) necessary or sufficient for continued conduct of the Business immediately after the Closing in substantially the same manner as it is presently conducted.

Section 3.16        Permits; Compliance with Laws.

(a)                The Company, the Company Subsidiary and, with respect to the Business, the Contributing Affiliate hold all Permits necessary for the ownership and lawful conduct of its business and operations as presently conducted or the ownership, occupancy, operation or use of any Assigned Asset or Assumed Liability. All such Permits that are material to the Business are identified in Schedule 3.16(a). The Company, the Company Subsidiary and, with respect to the Business, the Contributing Affiliate is in compliance in all material respects with each of such Permits, and each such Permit is valid and in full force and effect.

(b)               Since January 1, 2013, the business and operations of the Company, the Company Subsidiary and, with respect to the Business, the Contributing Affiliate have operated in all material respects in compliance with all Laws applicable to such business and operations and no material written or, to the knowledge of Seller, unwritten claim or assertion has been made by any Governmental Authority to the effect that the operation of the Business or the

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ownership, occupancy, operation or use of any Assigned Asset or Assumed Liability fails to comply in any material respect with any applicable Law, except as disclosed on Schedule 3.16.

(c)                This Section 3.16 does not relate to Tax matters (which are addressed exclusively in Section 3.9) (other than Tax matters related to employee benefit matters for which the representations and warranties in Section 3.12 (Employee Benefit Plans) are the sole and exclusive representations and warranties of Seller with respect to such matters), environmental matters (which are addressed exclusively in Section 3.10) or employee benefit matters (which are addressed exclusively in Section 3.12).

Section 3.17        Brokers. No Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial advisor’s or similar fee from the Company or the Company Subsidiary or Seller or its other Affiliates in connection with this Agreement or any of the transactions contemplated hereby, except for the Financial Advisor, all of whose fees will be paid by Seller.

Section 3.18        Insurance. As of the date of this Agreement, the Company, Company Subsidiary and, with respect to the Business, Contributing Affiliate, are covered by insurance in scope and amount customary and reasonable for the Business. As of the date of this Agreement, all such policies are in full force and effect, and no written notice of cancellation or termination has been received with respect to any such policy. Premiums in respect of each such insurance policy still in effect are or will be fully paid prior to the Closing Date.

Section 3.19        Product Liability. There are no material outstanding, pending or, to the knowledge of Seller, threatened product liability, warranty, repair, replacement, performance, return, recall or similar claims by any third party arising with respect to (a) services rendered by the Company, the Company Subsidiary and, with respect to the Business, the Contributing Affiliate, (b) the sale, distribution or installation of products manufactured by the Company, the Company Subsidiary and, with respect to the Business, the Contributing Affiliate or (c) the operation of the Business or the ownership of the Assigned Assets or Assumed Liabilities.

Section 3.20        Transactions with Related Parties. Schedule 3.20 hereto sets forth a correct and complete list of the Related Party Contracts that will not be terminated at or prior to Closing.

Section 3.21          Anticorruption Matters; Export Controls.

(a)                Since January 1, 2011, none of the Company, the Company Subsidiary or, with respect to the Business, the Contributing Affiliate, or to Seller’s knowledge, any directors, agents, or other person acting on behalf of the Company, the Company Subsidiary or the Contributing Affiliate with respect to the Business has violated the Foreign Corrupt Practices Act of 1977, the Bribery Act 2010 of the United Kingdom, or made a material violation of any other applicable anti-bribery or anticorruption law. With respect to the Business, the Contributing Affiliate has implemented and maintains policies and internal controls reasonably designed to promote and achieve compliance by the Contributing Affiliate with respect to the Business with all applicable anti-bribery and anticorruption laws.

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(b)               The Company, the Company Subsidiary, or, with respect to the Business, the Contributing Affiliate and the directors, officers and employees of each of the foregoing Persons (while acting in such capacity), and to Seller’s knowledge, any agents, consultants, or independent contractors acting on behalf of the Company, the Company Subsidiary or, with respect to the Business, such Contributing Affiliate (while acting in such capacity) has complied in all material respects with all Export Control Laws and Sanctions Laws since January 1, 2013.

Section 3.22        NO ADDITIONAL REPRESENTATIONS. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS Article 3 (AS MODIFIED BY THE SCHEDULES TO THIS AGREEMENT) OR ANY CERTIFICATES DELIVERED PURSUANT TO SECTION 6.2(C), (A) NONE OF SELLER, THE COMPANY OR ANY OTHER PERSON, ON BEHALF OF SELLER OR THE COMPANY, MAKES, HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTIES, (B) SELLER AND THE COMPANY EXPRESSLY DISCLAIM ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, INCLUDING AS TO THE CONDITION, VALUE OR QUALITY OF THE BUSINESS OR THE ASSETS OF THE COMPANY OR ANY COMPANY AFFILIATE, AND (C) SELLER AND THE COMPANY SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE COMPANY AND COMPANY AFFILIATES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 3.22, THE SCOPE OF THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, NOR THE ABSENCE OF ANY REPRESENTATION AND WARRANTY FROM THIS AGREEMENT SHALL (OR SHALL BE DEEMED TO) LIMIT, MODIFY OR OTHERWISE AFFECT ANY CLAIM OR CAUSE OF ACTION OF PURCHASER BASED ON FRAUD.

Article 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller and the Company as follows:

Section 4.1            Organization. Purchaser is a corporation or other legal entity, duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has the requisite corporate or other legal entity, as the case may be, power and authority, to carry on its business as presently conducted and to own, lease and operate its properties. Purchaser is duly qualified to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to prevent or materially delay the consummation of, or materially impair the ability of Purchaser to consummate the transactions contemplated hereby.

Section 4.2            Authorization. Purchaser has the requisite corporate or other legal entity, as the case may be, power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is to be a party, and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution, delivery

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and performance by Purchaser of this Agreement and the Ancillary Agreements to which it is to be a party, and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other legal entity, as the case may be, action on the part of Purchaser. This Agreement has been, and upon execution and delivery, the Ancillary Agreements to which it is to be a party will be, duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by the other Parties hereto and thereto, this Agreement constitutes, and the Ancillary Agreements to which it is to be a party will constitute, a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the Remedies Exception.

Section 4.3            Non-contravention. Neither the execution and delivery by Purchaser of this Agreement or the Ancillary Agreements to which it is to be a party, nor the consummation by Purchaser of the transactions contemplated hereby or thereby will: (a) contravene, conflict with or constitute a violation of (with or without the giving of notice, lapse of time or both) any provision of the Governing Documents of Purchaser; (b) contravene, conflict with or constitute a violation of, constitute a default under, give rise to any right of termination, cancellation or acceleration (with or without the giving of notice, lapse of time or both) pursuant to, result in the loss of a benefit under, or result in a declaration or finding of the voidness or voidability of any term or provision of (i) any material Contract binding upon Purchaser or by which its properties or assets are bound or (ii) any material franchise, license or permit held by Purchaser; or (c) subject to the approvals, consents, authorizations, declarations, filings or registrations described in Section 4.4, contravene, conflict with or constitute a violation of (whether after the giving of notice, lapse of time or both) any Law or Order to which Purchaser or any of its Affiliates, is subject; except, in the case of clauses (b) and (c), for any such contraventions, conflicts, violations, defaults, terminations, cancellations, obligations, accelerations, losses, declarations or findings which would not reasonably be expected to prevent or materially delay the consummation of, or materially impair the ability of Purchaser to consummate, the transactions contemplated hereby.

Section 4.4            Approvals. Neither the execution and delivery by Purchaser of this Agreement or the Ancillary Agreements to which it is to be a party, nor the consummation by Purchaser of the transactions contemplated hereby or thereby will require the approval, consent, authorization or act of, or the making by Purchaser or any of its Affiliates of any declaration, filing or registration with, any Governmental Authority, except for approvals, consents, authorizations, declarations, filings or registrations (a) under the HSR Act and any other applicable foreign or supranational antitrust and competition Laws; and (b) that if not obtained or made would not reasonably be expected to prevent or materially delay the consummation of, or materially impair the ability of Purchaser to consummate, the transactions contemplated hereunder.

Section 4.5            Litigation. As of the date of this Agreement: (a) there is no Legal Proceeding pending, or to Purchaser’s knowledge, threatened against Purchaser or any of its Affiliates; and (b) Purchaser and its respective Subsidiaries are not subject to any outstanding Order, in each case which would reasonably be expected to prevent or materially delay the consummation of, or materially impair the ability of Purchaser to consummate, the transactions contemplated hereby.

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Section 4.6          Brokers. No Person is or will be entitled to a broker’s, finder’s, investment banker’s, financial advisor’s or similar fee from Purchaser in connection with this Agreement or any of the transactions contemplated hereby, except for J.P. Morgan Securities LLC, all of whose fees will be paid by Purchaser.

Section 4.7            Financial Ability. Purchaser has, and Purchaser will have at Closing, immediately available funds (including through committed lines of credit) sufficient to pay the Initial Purchase Price in accordance with the terms of this Agreement, and to pay any and all related fees and expenses and effect all other transactions contemplated hereby. Purchaser acknowledges and agrees that the performance of Purchaser’s obligations under this Agreement and the consummation of the transactions contemplated hereby, including the payment of the Initial Purchase Price and the related fees and expenses, is not in any way contingent upon the availability of financing to Purchaser.

Section 4.8            Solvency. Purchaser is not entering into the transactions contemplated hereby with actual intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to the transactions contemplated by this Agreement, Purchaser and its Subsidiaries, including the Company, shall be Solvent.

Section 4.9            Disclaimer. Purchaser acknowledges and agrees that, except for the representations and warranties made by Seller that are expressly set forth in Article 3 of this Agreement (as modified by the Schedules to this Agreement) and the certificate delivered by Seller hereunder pursuant to Section 6.2(c), neither the Company nor Seller nor any of their respective representatives or Affiliates has made and shall not be deemed to have made any representation or warranty of any kind. Without limiting the generality of the foregoing, Purchaser agrees that neither the Company nor Seller nor any of their respective representatives or Affiliates, makes or has made any representation or warranty to Purchaser or any of their representatives or Affiliates with respect to:

(a)                any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Business, the Company or the Company Subsidiary or the future business, operations or affairs of the Company or the Company Subsidiary heretofore or hereafter delivered to or made available to Purchaser or any of its representatives or Affiliates; or

(b)               any other information, statement or documents heretofore or hereafter delivered to or made available to Purchaser or any of its representatives or Affiliates, except to the extent and as expressly covered by a representation and warranty made by Seller and contained in Article 3 of this Agreement (as modified by the Schedules to this Agreement) and any certificate delivered by Seller pursuant to Section 6.2(c) hereunder.

Section 4.10     Information.   Purchaser acknowledges and agrees that Seller or the Company has provided Purchaser with such access to the facilities, books, records and personnel of the Company and, with respect to the Business, the Contributing Affiliate, as Purchaser has deemed necessary and appropriate in order for Purchaser to investigate to its satisfaction the business, assets, condition, operations and prospects of the Company and, with respect to the

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Business, the Contributing Affiliate sufficiently to make an informed investment decision to purchase the Shares and to enter into this Agreement and Purchaser has conducted its own independent review and analysis of, and, based thereon, have formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company and, with respect to the Business, the Contributing Affiliate. Purchaser (either alone or together with its advisors) has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its purchase of the Shares and is capable of bearing the economic risks of such purchase.

Section 4.11        NO ADDITIONAL REPRESENTATIONS. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 AND ANY CERTIFICATES DELIVERED HEREUNDER, (A) NEITHER PURCHASER, NOR ANY OTHER PERSON, ON BEHALF OF PURCHASER, MAKES, HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTIES, AND (B) PURCHASER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED.

Article 5
COVENANTS AND AGREEMENTS

Section 5.1            Conduct of Business by the Company.

(a)                From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except (i) as otherwise expressly required or permitted by this Agreement including in connection with the Reorganization Transactions, (ii) as otherwise required by any Contract in effect as of the date hereof and previously made available to Purchaser or by applicable Law, (iii) as consented to by Purchaser in writing (which consent shall not be unreasonably withheld, delayed or conditioned) or, (iv) as provided on Schedule 5.1, Seller shall cause the Company, the Company Subsidiary and, with respect to the Business, the Contributing Affiliate to (x) conduct its business in the ordinary course consistent with past practice, and (y) use commercially reasonable efforts to preserve substantially intact its business organization, assets and technology and to preserve the present commercial relationships with key Persons with whom it does business, including customers, suppliers, lessors, licensors, distributors and employees.

(b)               Without limiting the generality of Section 5.1(a), from and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, except (i) as otherwise required by this Agreement including in connection with the Reorganization Transactions, (ii) as otherwise required by any Contract in effect as of the date hereof and previously made available to Purchaser or by applicable Law, (iii) as consented to by Purchaser in writing (which consent shall not be unreasonably withheld, delayed or conditioned) or (iv) as provided on Schedule 5.1, Seller shall cause the Company and the Company Subsidiary not to, and in the case of clauses (i) and (v) – (xviii) (and clause (xix) (but only with respect to clauses (i) and (v) – (xviii)), shall cause, with respect to the Business, the Contributing Affiliate not to:

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(i)                 make any material change in its method of accounting or accounting practices, policies or procedures other than in accordance with GAAP, as applicable;

(ii)               amend its Governing Documents;

(iii)             redeem or otherwise acquire any of its shares of capital stock or issue any new capital stock or other equity securities, as applicable, or grant any Person any right or option to acquire any shares of capital stock or other equity securities or any instrument convertible into or exchangeable or exercisable for any such capital stock or other equity securities, as applicable;

(iv)             (A) merge or consolidate with any business or any corporation, partnership, limited liability company, association or other business organization or division thereof, or (B) make any loans or advances of borrowed money or capital contributions to, or any investments in, any other Persons, except, in the case of clause (B), for transactions among the Company and the Company Subsidiary;

(v)               sell, convey, assign, lease, transfer, license or otherwise dispose of, directly or indirectly, any material properties, rights or assets that would constitute Assigned Assets, Assigned Intellectual Property or an Assigned Contract (each, as defined in the applicable Contribution Agreement), other than sales of inventory in the ordinary course of business;

(vi)             incur any Indebtedness;

(vii)           assume or guarantee any Liability of any Person;

(viii)         enter into any material joint venture, partnership or other similar arrangement or enter into a new line of business or abandon or discontinue an existing line of business;

(ix)             adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other reorganization;

(x)               initiate or, except to the extent not resulting in any Liability to Purchaser, the Company or the Company Subsidiary, compromise or settle any litigation or any Legal Proceeding relating to any Assigned Assets, Assigned Intellectual Property or an Assigned Contract (each, as defined in the applicable Contribution Agreement) or waive any material claim or right, in each case except in the ordinary course of business consistent with past practice;

(xi)             enter into any Contract that if entered into prior to the date hereof would be a Material Contract, or modify, amend or terminate any such Contract or Material Contract, except in the case of clauses (ii) and (iii) of the definition of Material Contract to the extent entered into in the ordinary course of business consistent with past practice and not exceeding a value in excess of, or payments in the current calendar year of, more than $5,000,000 or pipeline Contracts set forth on Schedule 5.1(b)(xi);

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(xii)           create or knowingly permit to be created on any material Assigned Assets, Assigned Intellectual Property or an Assigned Contract (each, as defined in the applicable Contribution Agreement) any Liens, other than Permitted Liens;

(xiii)         knowingly permit to lapse or terminate any Permit listed on Schedule 3.16(a) relating to the Business or make any material change or modification to any such Permit;

(xiv)         other than as required by the terms and conditions of an existing Employee Benefit Plan as of the date of this Agreement or applicable Law, (A) increase the annual level of compensation (including, without limitation, increases in salary, wage, bonus, severance or any benefits) of any Business Employee whose annual base salary is in excess of $150,000, other than an increase in the ordinary course of business and consistent with past practice (other than changes to broad-based Employee Benefit Plans that do not solely or disproportionately affect the Business Employees), (B) adopt, terminate, modify or amend any Assigned Plan in any respect, (C) adopt, terminate, modify or amend any Employee Benefit Plan or any plan, program, policy, agreement or arrangement that if entered into prior to the date hereof would constitute an Employee Benefit Plan if such adoption, termination, modification or amendment would result in a material increase in the level of compensation or benefits provided to any Business Employee, other than (1) offer letters that provide for no sign-on bonus, severance, change in control or retention benefits with an individual whose annual compensation is less than $100,000 in the aggregate and in any event in an amount and on terms consistent with past practice and (2) changes to broad-based Employee Benefit Plans that do not solely or disproportionately affect the Business Employees, (D) grant, accelerate the vesting, lapse of restrictions, time of payment or funding of any payment, benefit or award to any Business Employee, (E) terminate the employment of any Business Employee other than for “cause” (as reasonably determined in the ordinary course of business and consistent with past practice), (F) hire any individual who would be or become a Business Employee to the extent such individual’s annual level of compensation would reasonably be expected to exceed $100,000 or (G) enter into any collective bargaining agreement, union contract or similar labor arrangement with respect to Business Employees or pursuant to which the Company or the Company Subsidiary may be subject to obligations, restrictions or liability;

(xv)           loan or advance any funds (or forgive any loan or advance of any funds) to any Business Employee;

(xvi)         make, change or rescind any express or deemed election relating to Taxes, settle or compromise any Legal Proceeding relating to Taxes, agree to any adjustment of any Tax attribute, surrender any right or claim to a refund of Taxes, consent to any extension or waiver of the statute of limitations period applicable to any Taxes, Tax Return or claim for Taxes, amend any Tax Return, enter into any closing agreement with respect to Taxes, or make any change to any of its material Tax accounting policies or procedures;

(xvii)       make or commit to make any capital expenditure other than as provided for in the forecast of the Business made available to Purchaser prior to the date hereof;

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(xviii)     fail to use commercially reasonable efforts to maintain insurance in such amounts and against such risks and losses as are currently maintained in respect of the Business; or

(xix)         agree to or make any commitment to take any actions prohibited by this Section 5.1.

Subject to this Section 5.1, nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct the operations of the Company, the Company Subsidiary or, with respect to the Business, the Contributing Affiliate, prior to the Closing. Prior to the Closing, the Company, the Company Subsidiary and, with respect to the Business, the Contributing Affiliate shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its business operations.

Section 5.2            Access to Information; Confidentiality.

(a)                Prior to the Closing Date, or, if earlier, the date this Agreement is terminated pursuant to Section 7.1, Purchaser may make or cause to be made such investigation of the Company, the Company Subsidiary or, with respect to the Business, the Contributing Affiliate and of its financial and legal condition as Purchaser deems reasonably necessary or advisable. Seller shall, and shall cause the Company, the Company Subsidiary and, with respect to the Business, the Contributing Affiliate (i) to afford to Purchaser and its authorized representatives, including its independent accountants, reasonable access to the properties, assets, personnel, books and records of the Company, the Company Subsidiary and, with respect to the Business, the Contributing Affiliate during normal business hours to review information and documentation related to the properties, assets, personnel, books, Contracts, commitments and other records of the Company, the Company Subsidiary and, with respect to the Business, the Contributing Affiliate and (ii) to make reasonably available the officers and employees responsible for the operation of the Business, upon reasonable prior notice and during normal business hours, to discuss the ongoing operation of the Business, implementation of the transactions contemplated by this Agreement and the other matters relating to this Agreement or the transactions contemplated hereby; provided that such investigation shall only be upon reasonable notice and shall not disrupt personnel and operations of the business of the Company, the Company Subsidiary or the Contributing Affiliate and shall be at Purchaser’s sole cost and expense. All requests for access to the offices, properties, books and records of the Company, the Company Subsidiary or, with respect to the Business, the Contributing Affiliate shall be made to such representatives of Seller as Seller shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further agreed that neither Purchaser nor its representatives shall (and Purchaser shall not permit any of its employees, agents, representatives or Affiliates to) contact any of the employees, customers, suppliers, distributors or other business relations of the Company or the Company Subsidiary, or with respect to the Business, the Contributing Affiliate or any of their respective Affiliates in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the specific prior written authorization of such representative of Seller. Any access to the offices, properties, assets, personnel, books and records of the Company, the Company Subsidiary, or, with respect to the Business, the Contributing Affiliate shall be subject to the following additional limitations: (i) such access

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shall not include competitively sensitive information, shall not violate any internal policies of Seller or any of its Affiliates, shall not result in the disclosure of any trade secrets of Seller, its Affiliates or third parties or violate any obligations of Seller or any of its Affiliates with respect to confidentiality to any third party, shall not violate any Law or any Contract to which Seller or any of its Affiliates is a party (including, without limitation, any Lease) or otherwise expose Seller or any of its Affiliates to a material risk of Liability; provided, however, that in such instances, Seller shall, at Purchaser’s sole cost and expense reasonably cooperate with Purchaser to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in this clause (i); (ii) Purchaser shall give Seller notice of at least two (2) Business Days before conducting any inspections or communicating with any third party (provided that any such communication with a third party requires the prior written consent of Seller, such consent not to be unreasonably withheld) relating to any property of Seller or any of its Affiliates, and a representative of Seller shall have the right to be present when Purchaser or any of its representatives conducts its or their investigations on such property; (iii) any environmental investigations by Purchaser and its representatives shall be limited to visual inspections of the property and operations and shall not, without prior written consent of Seller in its sole discretion (and, if required under the applicable Lease, the landlord), include any intrusive investigation or collection of samples of soil, groundwater, surface water, wastewater, building materials or any other environmental media or product; (iv) Purchaser shall (A) use its reasonable best efforts to perform all on-site due diligence reviews and all communications with any Person on an expeditious and efficient basis and (B) indemnify, defend and hold harmless Seller or any of its Affiliates and each of their respective employees, directors and officers from and against all Losses resulting from physical damage or personal harm directly caused by Purchaser or any of its representatives under this paragraph; (v) such access shall be conditioned upon compliance by Purchaser and its authorized representatives with all applicable security procedures and protocol regarding the protection of confidential and classified information of Seller and its Affiliates, and only those of Purchaser’s personnel who are specifically authorized to have such access shall gain such access; and (vi) such access shall not result in the waiver of any applicable attorney-client privilege or work-product doctrine. The foregoing indemnification obligation shall survive the Closing or termination of this Agreement.

(b)               Purchaser agrees that it will, and will cause its Affiliates and its and their representatives to, keep confidential in accordance with the Confidentiality Agreement all documents, materials and other information which it shall have obtained regarding Seller or any of its Affiliates (other than, from and after the Closing Date, any such documents, materials and other information exclusively relating to the Business) during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents; provided, however that Purchaser shall be permitted to disclose such information to lenders and prospective lenders in connection with increasing the amount available for borrowing under its lines of credit, with such lenders or prospective lenders being treated as Representatives of Purchaser in accordance with, and as defined in, the Confidentiality Agreement.

(c)                From and after the Closing, Seller shall, and shall cause its Affiliates and its and their representatives to, keep confidential any and all non-public information relating to the Business except to the extent such disclosure is determined by Seller or its representatives to

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be required to be disclosed under applicable Laws or any listing agreement covering publicly traded securities, is requested by any Government Authority to be disclosed or is disclosed in connection with any Legal Proceeding. In the event that Seller or any of its Affiliates or representatives are required by any applicable Law or any such listing agreement to disclose any such non-public information, Seller shall and shall cause its Affiliates and representatives to, (i) to the extent permissible by such applicable Law, provide Purchaser with reasonably prompt written notice of such requirement, (ii) disclose only that information that it determines (with the advice of counsel) is so required by such applicable Law to be disclosed and (iii) reasonably cooperate with Purchaser at Purchaser’s expense so that Purchaser may seek to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded such non-public information. Notwithstanding the foregoing, such non-public information shall not include information that (A) is or becomes available to the public after the Closing other than as a result of a disclosure in breach of this Section 5.2(c) or (B) becomes available to Seller or its Affiliates or representatives after the Closing from a source other than Purchaser or its Affiliates or representatives if the source of such information is not known by Seller or its representatives to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Purchaser or its Affiliates (including the Company and the Company Subsidiary) with respect to such information.

Section 5.3            Efforts; Further Assurances.

(a)                Subject to the terms and conditions herein provided, each of the Parties hereto shall use reasonable best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all action, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement. Each of Seller and Purchaser shall use reasonable best efforts to obtain the consents of all Governmental Authorities and third parties necessary for the consummation of the transactions contemplated by this Agreement, including, in the case of Purchaser, arranging guarantees from Purchaser or a creditworthy controlled Affiliate of Purchaser as requested by such Governmental Authorities or third parties. Each of the Parties shall be responsible for all costs it incurs in connection with obtaining such consents, including any fees or costs relating to making or obtaining any other national or supranational antitrust or competition filings, notifications or approvals; provided, however, that (i) Purchaser shall pay (and to the extent paid by the Company, reimburse the Company) for the filing fees associated with the HSR Act and any other national or supranational antitrust or competition filings, notifications or approvals and (ii) no Party shall be obligated to make any payments or make any commitments in order to obtain any third party consent (other than Purchaser’s obligation to arrange guarantees as described above).

(b)               Without limiting the generality of Section 5.3(a), as soon as reasonably practicable after the date of this Agreement, Seller shall notify the U.S. Federal Aviation Administration (“FAA”) of the transactions contemplated by the Agreement which such notice shall seek written confirmation that: (1) the FAA will issue new FAA Permits allowing the Company to continue operating as a FAA repair station, perform modifications under the supplemental type certificate and manufacture parts under parts manufacturer approval, following Closing; or (2) new FAA Permits are not required with respect to consummation of the

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transactions covered by this Agreement and that following Closing (including to the extent the FAA Permits existing as of the date hereof will be transferred to Purchaser), the FAA Permits shall remain in full force and effect.  For the avoidance of doubt, no such confirmation contemplated by the foregoing sentence shall serve as a condition precedent to the Closing. The Parties shall cooperate and consult with each other in connection with the notification, including by permitting the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication with the FAA and any other information supplied to the FAA or received from the FAA in connection with the transactions contemplated by this Agreement, and shall promptly inform the other party of any communications with, and inquiries or requests for information from, the FAA in connection with the transactions contemplated by the Agreement and shall consult with each other in advance of any meeting or conference, whether in person or by telephone, with the FAA.

(c)                Without limiting the generality of Section 5.3(a), as promptly as practicable and in any event no later than ten (10) days after the date of this Agreement, each party hereto shall make an appropriate filing, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and shall supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant to the HSR Act. Any other notifications, filings and request for approvals relating to any other national or supranational antitrust or competition requirements shall be made as promptly as practicable after the date of this Agreement. Without limiting the foregoing, with respect to the HSR Act and any other national or supranational antitrust or competition requirements Seller, the Company, Purchaser and their respective Affiliates (i) shall not extend any waiting period or comparable period under the HSR Act or any foreign antitrust Law or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated hereby (a “Timing Agreement”), except with the prior written consent of the other Parties hereto, (ii) shall cooperate and consult with each other in connection with the making of all filings, notifications and any other material actions pursuant to this Section 5.3(c), including subject to applicable Law, by permitting counsel for the other party to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Authority and by providing outside counsel for the other party with copies of all filings and submissions made by such party and all correspondence between such party (and its advisors) with any Governmental Authority and any other information supplied by such party and such party’s Subsidiaries to a Governmental Authority or received from such a Governmental Authority in connection with the transactions contemplated by this Agreement, (iii) shall furnish to the other Parties such information and assistance as such Parties reasonably may request in connection with the preparation of any submissions to, or agency proceedings by, any Governmental Authority, (iv) subject to applicable Law, shall promptly inform the other party of any communications with, and inquiries or requests for information from, such Governmental Authorities in connection with the transactions contemplated by the Agreement and (v) subject to applicable Law, shall consult with the other Parties in advance of any meeting or conference, whether in person or by telephone, with any such Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by such applicable Governmental Authority or other Person, give the other Parties the opportunity to attend and participate in such meetings and conferences. During the period from the date hereof until the earlier of the termination of this Agreement in accordance with its terms and the Closing,

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Purchaser and its Affiliates shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a material portion of the assets of or equity in, any Person if such acquisition would reasonably be expected to delay, hinder or prohibit the consummation of the transactions contemplated hereby. The Parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 5.3(c) as “outside counsel only.”

(d)               Within five (5) Business Days after the Closing, each Party shall notify the United States Department of State Directorate of Defense Trade Controls (the “DDTC”) of the transactions contemplated hereby under the International Traffic in Arms Regulations § 122.4 and of the intent to transfer all open licenses or other export authorizations included in the Assigned Assets. Each party shall cooperate and consult with each other in connection with the making of such notifications, including providing counsel for the other party the opportunity in advance to review the proposed notification prior to submission and considering in good faith the views of the other party in connection with the notifications. For the avoidance of doubt, no such notification contemplated by this clause (d) shall serve as a condition precedent to the Closing.

(e)                In the event any claim, action, suit, investigation or other proceeding by any Governmental Authority or other Person is commenced which raises questions about the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the Parties agree to cooperate and use reasonable best efforts to defend against such claim, action, suit, investigation or other proceeding; provided, however, that nothing in this Agreement shall require, or be construed to require, Seller, Purchaser or any of their respective Affiliates to litigate with or otherwise participate in any Legal Proceeding with any Governmental Authority in connection with obtaining any approval pursuant to this Agreement. In order to permit the satisfaction of the Closing condition set forth in Section 6.1(b), Purchaser shall (and Purchaser shall permit the Company, the Company Subsidiary and the Contributing Affiliate to) (i) agree to (A) any sale, license, divestiture or other disposition or holding separate of any capital stock, businesses, assets, properties or other interests of Purchaser, the Company or any of their respective controlled Affiliates or (B) the imposition of any limitation, restriction or condition on the ability of Purchaser, the Company or any of their respective controlled Affiliates to conduct their respective businesses or own, acquire, hold or exercise full rights of ownership of any capital stock, businesses, assets, properties or other interests ((A) and (B), the “Antitrust Actions”); provided, however, that, notwithstanding anything to the contrary set forth in this Agreement, (1) any such actions are conditioned upon and become effective only from and after the Closing and (2) under no circumstances, shall Purchaser be required to propose, negotiate, commit to, effect or agree to Antitrust Actions or other related actions that materially and adversely affect Purchaser and its Affiliates (including after the Closing the Company and the Company Subsidiary, taken as a whole) or the Business. Subject to the foregoing, in no event will Seller (and Seller will not permit any of its Affiliates including the Company, the Company Subsidiary or the Contributing Affiliate to) propose, negotiate, effect or agree to any Antitrust Actions without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), nor shall Seller or any of its Affiliates (including the Company, the Company Subsidiary and the Contributing Affiliate) be required to propose, negotiate, effect or agree to, any Antitrust Actions.

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Section 5.4      Post-Closing Access; Preservation of Records.

(a)                Except as otherwise agreed, from and after the Closing, Purchaser will make or cause to be made available to Seller and its representatives, all books, records and documents in its or its Affiliates’ possession (including, for purposes of this Section 5.4, Tax Returns and personnel records or files related to Business Employees and Former Employees (as such term is defined in the Asset Contribution Agreement)) of the Company, the Company Subsidiary and, with respect to the Business, the Contributing Affiliate (and the assistance of employees responsible for such books, records and documents) during normal business hours as may be reasonably necessary for: (i) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any action, suit or proceeding by or before any court or other Governmental Authority; (ii) preparing reports to Government Authorities; (iii) preparing and delivering any accounting or other statement provided for under this Agreement or otherwise or (iv) preparing Tax Returns or responding to or disputing any Tax inquiry, audit or assessment; provided, however, that access to such books, records, documents and employees will not unreasonably interfere with the normal operations of the Company and Company Subsidiary and the reasonable out-of-pocket expenses of the Company and Company Subsidiary incurred by them in connection therewith will be paid by Seller; provided, further, that nothing herein shall require Purchaser to disclose any information if such disclosure would jeopardize any attorney-client or other legal privilege available to Purchaser or its Affiliates, contravene any applicable Law or violate any confidentiality obligation to a third party (it being understood that in such instances, Purchaser shall reasonably cooperate with Seller to provide such information, in whole or in part, in a manner that would not result in any of the outcomes described in this proviso). Purchaser will cause the Company and the Company Subsidiary to maintain and preserve all such Tax Returns, books, records and documents for the greater of (A) seven (7) years after the Closing Date or (B) any applicable statutory or regulatory retention period, as the same may be extended and, in each case, shall offer to transfer such records to Seller at the end of any such period.

(b)               Except as otherwise agreed, from and after the Closing, Seller will make or cause to be made available to Purchaser and its representatives, all books, records and documents in its possession (including, for purposes of this Section 5.4, Tax Returns) of the Company, the Company Subsidiary and, with respect to the Business, the Contributing Affiliate (and the assistance of employees responsible for such books, records and documents) during normal business hours as may be reasonably necessary for: (i) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any action, suit or proceeding by or before any court or other Governmental Authority; (ii) preparing reports to Government Authorities; (iii) preparing and delivering any accounting or other statement provided for under this Agreement or otherwise or (iv) preparing Tax Returns or responding to or disputing any Tax inquiry, audit or assessment; provided, however, that access to such books, records, documents and employees will not unreasonably interfere with the normal operations of Seller and its Affiliates and the reasonable out-of-pocket expenses of Seller and its Affiliates incurred by them in connection therewith will be paid by Purchaser; provided, further, that nothing herein shall require Seller to disclose any information if such disclosure would jeopardize any attorney-client or other legal privilege available to Seller or its Affiliates, contravene any applicable Law or violate any confidentiality obligation to a third party (it being understood that in such instances, Seller shall reasonably cooperate with Purchaser to provide such information, in whole or in part,

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in a manner that would not result in any of the outcomes described in this proviso). Seller will maintain and preserve all such Tax Returns, books, records and documents for the greater of (A) seven (7) years after the Closing Date or (B) any applicable statutory or regulatory retention period, as the same may be extended and, in each case, shall offer to transfer such records to Purchaser at the end of any such period.

Section 5.5            Public Announcements. Each of Seller and Purchaser shall issue an initial press release with respect to the execution of this Agreement each of which such press release shall be reasonably agreed upon by the other Party. Unless required by applicable Law or Governmental Authority (including disclosures advisable or required under applicable securities Laws or the rules or regulations of any United States securities exchange or listing agreement covering publicly traded securities), no press release or other public announcement concerning the transactions contemplated by this Agreement shall be issued, released or generated by either Purchaser or Seller (and each of Purchaser and Seller shall instruct its respective representatives not to make any publicity concerning the transactions contemplated by this Agreement) without the prior consent of the other Party, which consent shall not be unreasonably withheld. If such disclosure is required by applicable Law or Governmental Authority (including disclosures advisable or required under applicable securities Laws or the rules or regulations of any United States securities exchange or listing agreement covering publicly traded securities), the Party seeking to make such disclosure shall, before making such release or announcement, provide a copy thereof to the other Party reasonably prior to such issuance. Neither Party shall be required to provide notice to the other Party or otherwise comply with this Section 5.5 to the extent any proposed release or announcement is consistent with information that has previously been made public without breach of the obligations under this Section 5.5.

Section 5.6            Reorganization Transactions. Seller shall carry out, prior to the Closing Date, the Reorganization Transactions that are required to occur prior to the Closing as described in Annex A.

Section 5.7            Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement shall be borne 50% by Purchaser and 50% by Seller. Notwithstanding the foregoing, Seller shall bear all such Taxes, fees and charges (including any penalties and interest) incurred in connection with the Reorganization Transactions.

Section 5.8            Tax Matters.

(a)                Liability for Taxes.

(i)                 Seller shall be liable for and pay (A) all Taxes imposed on the Company or the Company Subsidiary pursuant to Treas. Reg. § 1.1502-6 or similar provision of state, local or foreign law solely as a result of the Company or the Company Subsidiary having been a member of a Consolidated Tax Group, (B) Taxes imposed on the Company or the Company Subsidiary for any taxable year or period that ends on or before the Closing

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Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date, (C) any payments owed by the Company or the Company Subsidiary under any Tax allocation, sharing or indemnity agreements (other than any such agreements solely between the Company and the Company Subsidiary or any such agreements entered into by the Company or the Company Subsidiary after the Closing), (D) any Taxes imposed on the Company or the Company Subsidiary in connection with the Reorganization Transactions, and (E) any liability of the Company or the Company Subsidiary for the payment of Taxes of a predecessor or any transferor or otherwise by operation of a similar principle of Law in each case which relate to an event or transaction occurring on or before the Closing Date; provided, however, that Seller shall not be liable for or pay, and shall not indemnify Purchaser from and against, (I) any Taxes to the extent such Taxes were taken into account as a liability or reserve in calculating Final Working Capital, (II) any Taxes that result from any actual or deemed election under Section 338 of the Code or any similar provisions of state, local or foreign law as a result of the purchase of the Shares or that result from Purchaser, any Affiliate of Purchaser, the Company or the Company Subsidiary engaging in any activity or transaction that would cause the transactions contemplated by this Agreement to be treated as a purchase or sale of assets of the Company or the Company Subsidiary for Tax purposes and (III) any Taxes imposed on the Company or the Company Subsidiary as a result of transactions occurring on the Closing Date that are properly allocable (based on, among other relevant factors, factors set forth in Treas. Reg. § 1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after the Closing (Taxes described in this proviso, hereinafter “Excluded Taxes”).

(ii)               Purchaser and Seller agree that, with respect to any transaction described in clause (III) of Section 5.8(a)(i), the Company and all persons related to the Company under Section 267(b) of the Code immediately after the Closing shall treat the transaction for all federal income Tax purposes (in accordance with Treas. Reg. §1.1502-76(b)(1)(ii)(B)) and (to the extent permitted) for other income Tax purposes, as occurring at the beginning of the day following the Closing Date.

(iii)             Seller shall be entitled to any refund of (or credit against) Taxes allocable to any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date. Purchaser shall, and shall cause its controlled Affiliates to take such steps as may be reasonably available to secure any such refund or credit, including through the filing of amended Tax Returns for any period that ends on or before Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date. Purchaser shall inform Seller shortly after the end of each calendar year as to whether any such refund or credit is, or with the taking of action would be, available. Notwithstanding the foregoing, Seller shall not be entitled to any such refund of (or credit against) Taxes to the extent that such refund or credit (a) was taken into account as an asset in calculating Final Working Capital, (b) is used by Purchaser to offset any Taxes paid by Purchaser for which Seller is responsible pursuant to Section 8.2 or (c) arose from the carryback of losses, credits or other Tax attributes from a taxable period (or portion thereof) beginning after the Closing Date.

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(iv)             Purchaser shall be liable for and pay (A) all Taxes imposed on the Company or the Company Subsidiary for any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date unless such Taxes are described in clause (A), (C) or (D) of Section 5.8(a)(i) and (B) all Excluded Taxes.

(v)               For purposes of Section 5.8(a)(i)-(iv), whenever it is necessary to determine the liability for Taxes of the Company or the Company Subsidiary for the portion of a Straddle Period that ends on or before the Closing Date, and the portion of a Straddle Period that begins after the Closing Date, the determination shall be made by assuming that the Straddle Period consisted of two taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of the Company or such Company Subsidiary for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the Company or such Company Subsidiary were closed at the close of the Closing Date, provided, however, that (I) transactions occurring on the Closing Date that are properly allocable (based on, among other relevant factors, factors set forth in Treas. Reg. § 1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after the Closing shall be allocated to the taxable year or period that is deemed to begin at the beginning of the day following the Closing Date (it being understood that the Reorganization Transactions shall be allocated to a taxable period ending on or before the Closing Date irrespective of when those transactions occur), and (II) exemptions, allowances or deductions that are calculated on an annual basis, such as property Taxes and depreciation deductions, shall be apportioned between such two taxable years or periods on a daily basis.

(vi)             Notwithstanding anything to the contrary herein, Seller and Purchaser agree that Seller makes no representation, warranty, and provides no other assurance, with respect to the amount of any Tax Attributes of the Company or the Company Subsidiary, or with respect to the availability on and after the Closing Date of any Tax Attributes of the Company or the Company Subsidiary. Seller shall have no liability for any Taxes resulting from or arising with respect to any sale of the Company or the Company Subsidiary (or any assets thereof) following the Closing Date.

(b)               Tax Returns.

(i)                 Seller shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) (x) all Tax Returns that are required to be filed by or with respect to the Company or the Company Subsidiary on a combined, consolidated or unitary basis with Seller or any Affiliate thereof (other than the Company or the Company Subsidiary) and (y) all other income Tax Returns that are required to be filed by or with respect to the Company or the Company Subsidiary for taxable years or periods ending on or before the Closing Date, and (z) all other Tax Returns that are required to be filed by or with respect to the Company or the Company Subsidiary (taking into account all extensions properly obtained) on or prior to the Closing Date. In each case Seller shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. Purchaser shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by or with respect to the Company or the Company Subsidiary after the Closing Date and Purchaser

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shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. The Tax Returns filed under this Section 5.8(b)(i) shall be prepared and filed on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by Law.

(ii)               All Tax Returns that Purchaser is required to file or cause to be filed in accordance with this Section 5.8(b) that relate to any taxable year or period ending on or before the Closing Date or any Straddle Period shall be prepared and filed in a manner consistent with past practice and, on such Tax Returns, no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in preparing and filing similar Tax Returns in prior periods unless a different treatment of any item is required by Law. With respect to any such Tax Return to be filed by Purchaser, not less than 30 days prior to the due date for such Tax Return, taking into account extensions (or, if such due date is within 30 days following the Closing Date, as promptly as practicable following the Closing Date), Purchaser shall provide Seller with a draft copy of such Tax Return for Seller’s approval (which approval shall not be unreasonably withheld or delayed).

(iii)             Neither Purchaser nor any Affiliate of Purchaser shall (or shall cause or permit the Company or the Company Subsidiary to) make or change any Tax election, amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to the Company or the Company Subsidiary with respect to any taxable year or period ending on or before the Closing Date or with respect to any Straddle Period, or take any other action that would increase any Tax liability or reduce any Tax benefit in respect of any taxable year or period ending on or before the Closing Date or any Straddle Period, without the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed).

(iv)             Purchaser shall promptly cause the Company and the Company Subsidiary to prepare and provide to Seller a package of Tax information materials, including, without limitation, schedules and work papers (the “Tax Package”) required by Seller to enable Seller to prepare and file all Tax Returns required to be prepared and filed by it pursuant to Section 5.8(b)(i). The Tax Package shall be completed in accordance with past practice, including past practice as to providing such information and as to the method of computation of separate taxable income or other relevant measure of income of the Company. Purchaser shall cause the Tax Package to be delivered to Seller within 60 days after the Closing Date.

(c)                Contest Provisions.

(i)                 Purchaser shall promptly notify Seller in writing upon receipt by Purchaser, any of its Affiliates or, after the Closing Date, the Company or the Company Subsidiary of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to any taxable period ending on or before the Closing Date or any Straddle Period or relating to a Tax for which Seller may be liable pursuant to this Agreement; provided that no failure to give such notice shall relieve Seller of any liability hereunder except to the extent, if any, that the rights of Seller with respect to such claim are actually prejudiced.

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(ii)               Provided that Seller does not dispute its obligation to indemnify the Purchaser Indemnified Parties for the asserted liability, Seller shall have the sole right to represent the Company’s and the Company Subsidiary’s interests in any Tax audit or administrative or court proceeding relating to a taxable period ending on or before the Closing Date and to employ counsel of Seller’s choice at Seller’s expense; provided, however, that Seller shall consult with the Company regarding any such audit or proceeding and inform the Company in a timely manner of any material events concerning any such audit or proceeding, and Purchaser and its representatives shall be permitted, at Purchaser’s expense, to be present at, and participate in, any such audit or proceeding. Subject to Section 5.8(c)(iii), neither Purchaser nor any Affiliate of Purchaser shall be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which could adversely affect the liability for Taxes relating to any taxable period ending on or before the Closing Date or to any Straddle Period or relating to a Tax for which Seller would be liable pursuant to this Agreement without the prior written consent of Seller (which shall not be unreasonably withheld or delayed). Seller shall have the right to settle or dispose of the portion of any audit or proceeding relating to any taxable period ending on or before the Closing Date; provided, however, that no settlement or other disposition of any claim for Tax which would adversely affect any Purchaser Indemnified Party in any taxable period in any manner or to any extent (including the imposition of income Tax deficiencies, the reduction of asset basis or cost adjustments and the reduction of loss or credit carryovers) shall be agreed to without the Company’s prior written consent, which consent shall not be unreasonably withheld or delayed.

(iii)             In the event of any Tax audit or administrative or court proceeding relating to any taxable period ending after the Closing Date, including a Straddle Period, with respect to which the Purchaser Indemnified Parties may seek an indemnity from Seller under this Section 5.8 or Article 8, Seller and Purchaser shall jointly represent the Company’s and the Company’s Subsidiary’s interests in such audit or proceeding, shall employ counsel of their mutual choice, and shall cooperate with the other and the other’s representatives in a prompt and timely manner in connection with any such audit or proceeding. Seller shall have the right to settle or dispose of the portion of any such audit or proceeding relating to any Tax for which the Purchaser Indemnified Parties may seek an indemnity from Seller under this Section 5.8 or Article 8; provided, however, that no settlement or other disposition of any claim for Tax which would adversely affect any Purchaser Indemnified Party in any taxable period in any manner or to any extent (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments and the reduction of loss or credit carryovers) shall be agreed to without the Company’s prior written consent, which consent shall not be unreasonably withheld or delayed. In the event Purchaser and Seller are unable to agree regarding any aspect of the conduct of any such audit or proceeding, the decision shall be made by the counsel employed to pursue such audit or proceeding on the basis of counsel’s good faith judgment regarding the course of action that would produce the overall lowest present value of Tax and litigation cost to the Parties. Any expenses relating to any such audit or proceeding shall be borne by Purchaser and Seller in the same proportion as such related Taxes are borne by Purchaser and Seller in accordance with this Article 5 and Article 8.

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(d)               Assistance and Cooperation. After the Closing Date, each of Seller and Purchaser shall (and shall cause their respective Affiliates to):

(i)                 timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Taxes described in Section 5.7 (relating to sales, transfer and similar Taxes);

(ii)               assist the other party in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 5.8(b), and in connection therewith, provide the other party with any necessary powers of attorney;

(iii)             cooperate fully in preparing for and defending any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company and the Company Subsidiary;

(iv)             make available to the other and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company and the Company Subsidiary; and

(v)               furnish the other with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request relating to Taxes of the Company and the Company Subsidiary.

Section 5.9            Employee Matters.

(a)                For the period beginning on the Closing Date and ending on the first anniversary of the Closing Date (or such earlier date as a Business Employee’s employment with the Company Subsidiary and its Affiliates terminates), Purchaser shall provide, or shall cause the Company Subsidiary or one of their Affiliates to provide, the Business Employees with substantially the same terms and conditions of employment, including a rate of base salary, base wages or other base compensation, short-term bonus opportunity (including any annual cash bonus opportunity, if applicable) and aggregate employee benefits (excluding equity, equity-based or other long-term incentive awards) that are, in each case, no less favorable than that as in effect for each such employee immediately prior to the Closing Date. Upon a return to active employment with Seller and its Affiliates by any Leave Employee, Purchaser shall, or shall cause one of its Affiliates to, offer employment to such Leave Employee with substantially the same terms and conditions of employment, including a rate of base salary, base wages or other base compensation, short-term bonus opportunity (including any annual cash bonus opportunity, if applicable) and aggregate employee benefits (excluding equity, equity-based or other long-term incentive awards) that are, in each case, no less favorable than that as in effect for such Leave Employee immediately prior to such Leave Employee’s date of termination with Seller and its Affiliates. The offer of employment to a Leave Employee shall provide for employment commencing as of the date that such Leave Employee returns to active employment. Purchaser shall provide Seller with the opportunity to review and comment upon such employment offers and consider in good faith all such comments. Each Leave Employee who accepts an offer of employment with Purchaser or one of its Affiliates shall be deemed to be a Business Employee

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for purposes of this Section 5.9 (other than Section 5.9(g)) beginning on his or her date of hire with Purchaser or one of its Affiliates.

(b)               Purchaser shall have, or shall cause the Company Subsidiary or one of its Affiliates to have, in effect for a period of at least 12 months following the Closing Date a severance plan, practice or policy applicable to each Business Employee that is not less favorable to the Business Employee than the severance plan, practice or policy applicable to the Business Employee immediately prior to the Closing Date and set forth on Schedule 5.9(b) (with credit for service as set forth in Section 5.9(e)).

(c)                Effective as of the Closing Date, each Business Employee and each Leave Employee shall become fully vested in his or her account balance in the Company Retirement Plan. Effective as of the Closing Date, Purchaser shall have, or shall cause the Company Subsidiary or one of its Affiliates to have, in effect a defined contribution plan that is qualified under Section 401(a) of the Code and that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Purchaser Retirement Plan”) in which Business Employees who meet the eligibility criteria thereof shall be immediately eligible to participate. Purchaser agrees to cause the Purchaser Retirement Plan to accept eligible rollovers by Business Employees from the Company Retirement Plan except as would reasonably be expected to cause the Purchaser Retirement Plan to cease to be qualified or become subject to Taxes or other penalties.

(d)               Purchaser shall, or shall cause the Company Subsidiary or one of its Affiliates to, maintain Welfare Plans, including a group health plan, in which Business Employees and their spouses, dependents or other beneficiaries, who meet the eligibility criteria thereof, no later than thirty (30) days following the Closing Date with respect to any Welfare Plan which is a group health plan and no later than ninety (90) days following the Closing Date with respect to all other Welfare Plans, may participate in accordance with the terms thereof (the “Purchaser Welfare Plans”). Following the Closing Date, Purchaser shall ensure that (i) no waiting periods which exceed thirty (30) days or ninety (90) days, as applicable, exclusions or limitations with respect to any pre-existing conditions, evidence of insurability or good health or actively-at-work exclusions are applicable to any Business Employees covered by Welfare Plans maintained by the Contributing Affiliate, the Company Subsidiary or their Affiliates immediately prior to the Closing Date (the “Seller Welfare Plans”), or their spouses, dependents or other beneficiaries, under any similar Purchaser Welfare Plans, except in all cases to the extent any such waiting period, exclusion or limitation was applicable to and unsatisfied under the Seller Welfare Plans, and (ii) any costs or expenses incurred by the Business Employees (and their spouses, dependents and other beneficiaries) under the Seller Welfare Plans with respect to the plan year that includes the Closing Date, up to and including the Closing Date, shall be specifically applied for purposes of satisfying any similar deductible, co-payment, coinsurance, maximum out-of-pocket provisions and like adjustments or limitations on coverage under the Purchaser Welfare Plans for the plan year that includes the Closing Date to the same extent as would have applied under such Seller Welfare Plans. The Parties will reasonably cooperate in good faith prior to the Closing Date to share information required for Purchaser to discharge its obligations under this Section 5.9(d), and all Purchaser obligations under this Section 5.9(d) are subject to the receipt by Purchaser from Seller of the relevant information necessary to effectuate this provision.

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(e)                With respect to each employee benefit plan, program, policy or arrangement, including severance, vacation and paid time-off plans, policies or practices, sponsored or maintained by Purchaser or an Affiliate of Purchaser, Purchaser or such Affiliate shall recognize and grant, for all Business Employees, credit for all service with Seller, the Contributing Affiliate, the Company, the Company Subsidiary, their Affiliates and their respective predecessors to the same extent recognized or granted by Seller and its Affiliates prior to the Closing Date, for purposes of eligibility and vesting and, in respect of any severance, vacation and paid time-off plans, level of benefits; provided that no service credit shall be recognized or granted to the extent any duplication of benefits results therefrom.

(f)                From and after the Closing Date, Purchaser shall assume and honor in accordance with their terms, all employment, retention, severance and termination plans, agreements or arrangements (including change-in-control provisions) of Business Employees (“Retention Arrangements”) listed on Schedule 5.9(f) (or shall cause its Affiliates, including the Company and the Company Subsidiary, to retain and honor all such Retention Arrangements) and shall pay to each Business Employee any amounts that become payable to such Business Employee following the Closing Date in accordance with the terms of the applicable Retention Arrangement (including the “Retention Bonus Payment” (as such term is defined in each respective Retention Arrangement)) (it being understood that such Retention Arrangements that are assumed by Purchaser hereunder shall be treated as an Assigned Plan and as a result, the Liabilities thereunder (except as provided below with respect to the Divestiture Completion Bonus Payment) shall be treated as Assumed Liabilities for purposes of this Agreement); provided, however, that Seller shall be responsible for and cause each “Divesture Completion Bonus Payment” (as such term is defined in each respective Retention Arrangement) (it being understood that the Liabilities related to such Divestiture Completion Bonus Payments shall be treated as Excluded Liabilities for purposes of this Agreement) which is due and payable under each such Retention Arrangement to be made. Purchaser shall obtain a waiver and release of claims fully releasing all claims the applicable Business Employee has or may have against Seller as well as Purchaser and their respective Affiliates, subject to the limitations set forth in the respective Retention Arrangement, and in a form customarily used by Purchaser and its Affiliates, in connection with the payment of the Retention Bonus Payment amounts to a terminated Business Employee, and shall take commercially reasonable efforts to obtain a similar waiver and release of all claims against Seller, Purchaser and their respective Affiliates, in a form customarily used by Purchaser and its Affiliates, in connection with the payment of any other Retention Bonus Payment amounts.

(g)               Purchaser shall have in effect, or cause to be in effect, as of the Closing Date, health care and dependent care flexible spending reimbursement accounts under a cafeteria plan qualifying under Section 125 of the Code (the “Purchaser Cafeteria Plan”) in which Business Employees who meet the eligibility criteria thereof may immediately participate. As soon as practicable following the Closing Date, Seller shall cause to be transferred to Purchaser an amount in cash equal to the excess of the aggregate accumulated contributions to the flexible spending reimbursement accounts under Seller’s cafeteria plan in which such Business Employees participate (the “Seller Cafeteria Plan”) made during the year in which the Closing Date occurs by the Business Employees over the aggregate reimbursement payouts made for such year from such accounts to such Business Employees. Purchaser or its Affiliate shall cause the balance of each Business Employee’s accounts under the Seller Cafeteria Plan as of the

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Closing Date to be credited to the Business Employee’s corresponding accounts under the Purchaser Cafeteria Plan in which such employee participates following the Closing Date. Once the Business Employee account balances and the Seller Cafeteria Plan records are actually transferred, but in no event prior thereto, and on or after the Closing Date, Purchaser shall assume and be solely responsible for all claims for reimbursement by the Business Employees, whether incurred prior to, on or after the Closing Date, that have not been paid in full as of the Closing Date, which claims shall be paid pursuant to and under the terms of the Purchaser Cafeteria Plan, and Purchaser shall indemnify and hold harmless Seller, the Contributing Affiliate, the Company, the Company Subsidiary and their respective Affiliates from any and all claims duly incurred by or with respect to the Business Employees for reimbursement under the Seller Cafeteria Plan that have not been paid in full as of the Closing Date. Purchaser agrees to cause the Purchaser Cafeteria Plan to honor, through the end of the calendar year in which the Closing Date occurs, the elections made by each Business Employee under the Seller Cafeteria Plan in respect of the flexible spending reimbursement accounts that are in effect immediately prior to the Closing Date. Nothing in this Section 5.9(g) shall cause liability to transfer to Purchaser until Seller Cafeteria Plan account balances and corresponding Seller Cafeteria Plan records which are necessary in order for Purchaser to meet its obligations under this Section 5.9(g) transfer to Purchaser.

(h)               No provision of this Agreement shall create any third party beneficiary or other rights in any Business Employee or former employee (including any beneficiary or dependent thereof) in respect of continued employment (or resumed employment) or otherwise with Seller, Purchaser, the Company, the Company Subsidiary or their respective Affiliates, and no provision of this Section 5.9 shall create any such rights in any such Persons hereunder or otherwise in respect of any benefits that may be provided, directly or indirectly, under any Employee Benefit Plans or any other compensation or benefit plan, program, agreement or arrangement which may be maintained or contributed to by Seller, Purchaser, the Company, the Company Subsidiary or their respective Affiliates. Nothing contained in this Section 5.9 shall constitute or be deemed to be the creation of or an amendment to any Employee Benefit Plan or any other compensation or benefit plan, program, agreement or arrangement of Seller, Purchaser, the Company, the Company Subsidiary or their respective Affiliates.

Section 5.10       Non-Solicitation and Non-Hire. Without the prior written consent of Seller, neither Purchaser nor any of its Affiliates shall, for a period of two (2) years from the Closing Date, either directly or indirectly, solicit for employment or hire, employ or engage (either as a consultant or employee) any Person who is or was an employee (including any temporary or leased employees) of Seller or any of its Affiliates (other than the Business Employees) on, or during the 60 days prior to, the Closing, that Purchaser or its Affiliates meets in connection with the negotiation of this Agreement except that Purchaser and its Affiliates shall not be precluded from placing any public advertisement or other form of generalized solicitation not specifically directed to such employees or hiring any such employee who responds to any such public advertisement. Without the prior written consent of Purchaser, neither Seller nor any of its Affiliates shall, for a period of two (2) years from the Closing Date, either directly or indirectly, solicit for employment or hire, employ or engage (either as a consultant or employee) any Business Employee, except that Seller and its Affiliates shall not be precluded from placing any public advertisement or other form of generalized solicitation not specifically directed to such employees or hiring any such employee who responds to any such public advertisement.

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Section 5.11    Guarantees. At or before the Closing, Purchaser shall use reasonable best efforts to arrange (and Seller shall provide reasonable cooperation to Purchaser in arranging) for substitute instruments to fully replace and release Seller or its applicable Affiliate as issuer, guarantor, credit support provider or account party with respect to (a) any letters of credit, guarantees and other financial assurance obligations issued or entered into by or on behalf of the Business (collectively, “Guarantees”) set forth on Schedule 5.11 and (b) any Guarantees issued in the ordinary course in connection with the Business prior to the Closing and not set forth in such list in respect of which Purchaser has provided its prior written consent. To the extent Purchaser is unable to obtain a substitute or replacement instrument, or to the extent the beneficiary or counterparty under any such Guarantee does not accept any such substitute instrument, Purchaser shall either (at Purchaser’s discretion) (i) indemnify, defend and hold harmless, against, and reimburse Seller and its Affiliates for, all amounts paid, including costs or expenses, in connection with such Guarantees, including Seller’s and its Affiliates’ expenses in maintaining such Guarantees or (ii) at Closing issue or cause to be issued by a third party reasonably acceptable to Seller, a letter of credit, guarantee or other financial assurance obligation for the account and benefit of Seller or its applicable Affiliates in an amount equal to Seller’s and its Affiliates’ entire potential Liability pursuant to all Guarantees not able to be so replaced in accordance with the foregoing sentence, in each case whether or not any such Guarantee is drawn upon or required to be performed, and Purchaser shall in any event, without duplication of amounts paid to Seller pursuant to any indemnity, letter of credit, guarantee or other financial assurance obligation, promptly reimburse Seller to the extent any Guarantee is called upon and Seller or its Affiliates make any payment or are obligated to reimburse the party issuing the Guarantee. Other than in cooperation with Purchaser, prior to the first anniversary of the Closing Date, and provided that Purchaser is in compliance with its obligations under this Section 5.11, Seller and its Affiliates shall take no steps to replace, remove or obtain the release of any Guarantee provided by Seller or any of its Affiliates or any third party on behalf thereof with respect to any Assigned Assets or Assumed Liabilities.

Section 5.12        Financial Statements. Pursuant to and subject to Sections 5.2(a) and 5.2(b), prior to the Closing, Seller shall use its reasonable best efforts to provide to Purchaser such information and cooperation and assistance as Purchaser shall reasonably request for Purchaser to prepare the historical, annual and interim audited and unaudited financial statements of the Business and the pro forma financial information required to be filed pursuant to Item 9.01 of Form 8-K and in accordance with the requirements thereof, in a Form 8-K amendment following the Closing, including obtaining and providing such data and financial information with respect to the Business in the possession of Seller or its Affiliates as Purchaser shall reasonably request and afford Purchaser and its authorized representatives such access to employees of Seller or its Affiliates with knowledge of such data and financial information as Purchaser shall reasonably request.  Following the Closing, Seller shall use its reasonable best efforts to continue to provide to Purchaser such information and cooperation and assistance as Purchaser shall reasonably request for Purchaser to prepare such financial statements and pro forma financial information, including affording Purchaser and its authorized representatives such access to employees of Seller or its Affiliates whose employment did not transfer to Purchaser or its Affiliates in connection with the transactions contemplated by the Agreement and the Ancillary Agreements and who have knowledge of the data and financial information with respect to the Business, as Purchaser shall reasonably request, upon reasonable prior notice and during normal business hours, and causing to be delivered a customary representation letter

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promptly following Purchaser’s reasonable request therefor; provided, however, that notwithstanding anything in this Agreement to the contrary, (A) nothing in this sentence shall require such information, cooperation or assistance to the extent it would unreasonably interfere with the normal operations of the Business or the other businesses or operations of Seller or its Affiliates and (B) Seller and its Affiliates shall not be required to incur any Liability in connection with providing such information, cooperation or assistance for which Seller is not entitled to reimbursement by Purchaser pursuant to the following sentence. Purchaser shall, promptly upon the written request of Seller, reimburse Seller, for all reasonable out-of-pocket costs that have been incurred by Seller (including those of its representatives) in connection with providing Purchaser information and cooperation and assistance as provided in this Section 5.12.

Section 5.13       Receivables. From and after the Closing, if either Party receives any (a) funds intended for, or otherwise the property of, the other Party, the receiving Party shall promptly (i) notify and (ii) forward such funds to, the other Party or (b)  purchase order, letter or other document intended for, or otherwise the property of, the other Party, the receiving Party shall promptly (i) notify and (ii) forward such document to, the other Party. From and after the Closing, Purchaser shall have the right and authority to collect for its own account all receivables that are included in the Assigned Assets and to endorse with the name of Seller or any applicable Affiliate of Seller any checks or drafts received with respect to any such receivables.

Section 5.14        Further Assurances. Following the Closing, and subject to the terms and conditions of this Agreement, each of Purchaser and Seller shall, and shall cause its respective controlled Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the Contribution Agreements. Without limiting the generality of the foregoing, and subject to the other terms and conditions of this Agreement, in the event that Purchaser, Seller or any of their respective controlled Affiliates discovers following the Closing that (a) (i) any Assigned Asset was inadvertently not transferred and delivered to Purchaser at the Closing, Seller shall promptly transfer and deliver, or shall cause to be transferred, such Assigned Asset to Purchaser in accordance with the terms of this Agreement or (ii) any Excluded Asset was inadvertently transferred to Purchaser at the Closing, Purchaser shall promptly transfer, or shall cause to be transferred, such Excluded Asset back to Seller, or (b) any Assumed Liability was inadvertently not transferred to and assumed by Purchaser at the Closing, Purchaser shall promptly assume such Assumed Liability or (ii) any Excluded Liability was inadvertently assumed by Purchaser at the Closing, Seller shall promptly assume such Excluded Liability, in all cases, for no additional consideration.

Section 5.15        Wind Down of Trademarks. To the extent any names or trademarks owned by Seller or its Affiliates were used in the Business immediately prior to the Closing Date (other than the Assigned Trademarks (as defined in the Intellectual Property Contribution Agreement)), Purchaser and its Affiliates shall be entitled to use such names and trademarks in a commercially reasonable manner consistent with past use and practice, and shall wind down the use of such names and trademarks promptly following the Closing, but shall in any event cease any such use within three months of the Closing Date.

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Section 5.16    Notification of Certain Matters. From and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, each of Seller and Purchaser shall notify the other of (a) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (b) any notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or any of the Contribution Agreements; (c) any Legal Proceeding commenced or threatened against such Person or any of its Affiliates in connection with the transactions contemplated by this Agreement or any of the Contribution Agreements; (d) the occurrence of any Effect which to Seller’s knowledge or to Purchaser’s knowledge, as applicable, would reasonably be expected to result in any of the conditions set forth in Article 6 becoming incapable of being satisfied or that has had, or would reasonably be expected to have, individually or in the aggregate a Material Adverse Effect; provided, however, that the delivery of, or the failure to deliver, any notice, and the information or knowledge obtained by the other Party pursuant to this Section 5.16 shall not (i) affect or be deemed to affect or modify any representation, warranty, covenant or agreement contained herein, the conditions to the obligations of the Parties to consummate the Closing in Article 6 or otherwise prejudice in any way the rights and remedies of the Parties hereunder, including pursuant to Article 8, (ii) be deemed to affect or modify a Party’s reliance on the representations, warranties, covenants and agreements made by the other Party in this Agreement, (iii) be deemed to amend or supplement the Schedules or prevent or cure any misrepresentation, breach of warranty or breach of covenant by either Party or (iv) in the case of clause (d) above, give rise to a claim under Section 8.2(c) or Section 8.3(c) or constitute a failure to satisfy any condition under Section 6.2(b) or Section 6.3(b), in each case, solely on the basis of the failure to give such notice contemplated in this Section 5.16.

Section 5.17     Balance Sheet. Prior to the Closing, Seller shall cause to be settled or cancelled the amount included under the category “Intercompany Payables”  reflected in the Balance Sheet, as the same may be at the time of such settlement or cancellation.  For the avoidance of doubt, such amount shall not be deemed to be an Assumed Liability or an Assigned Asset.

Article 6
CONDITIONS TO CLOSING

Section 6.1            Mutual Conditions. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver at or prior to the Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by Purchaser, on the one hand, and Seller and the Company, on the other hand, to the extent permitted by applicable Law:

(a)                No Injunction. No temporary restraining order, preliminary or permanent injunction or other Order that prohibits the consummation of the transactions contemplated hereby shall have been issued and remain in effect, and no Governmental Authority shall have enacted, issued, enforced, entered, or promulgated any Law that prohibits or makes illegal the consummation of any of the transactions contemplated by this Agreement.

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(b)               HSR, Antitrust and Competition Waiting Period. Any waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated or received, as required, and any Timing Agreement shall have expired or been terminated.

(c)                Reorganization Transactions. Subject to Article 4 of the Asset Contribution Agreement and Article 3 of each of the Contracts Contribution Agreement and the Intellectual Property Contribution Agreement, Seller shall have completed the Reorganization Transactions that are required to occur prior to the Closing in all material respects as described in Annex A.

Section 6.2            Conditions to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment prior to or at Closing of each of the following conditions, any and all of which may be waived, in whole or in part, by Purchaser to the extent permitted by applicable Law:

(a)                Representations and Warranties. The representations and warranties of Seller contained in Section 3.1(a), Section 3.1(b) and Section 3.1(d), Section 3.2, Section 3.5 and Section 3.7(b) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case of as such earlier date), except for any failures to be so true and correct that are de minimis. The representations and warranties of Seller contained in this Agreement (other than in Section 3.1(a), Section 3.1(b) and Section 3.1(d), Section 3.2, Section 3.5 and Section 3.7(b)) shall be true and correct (without giving effect to any Materiality Qualifications set forth therein) as of the Closing Date, as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case of as such earlier date), except where the failure of such representations and warranties of Seller to be so true and correct (without giving effect to any Materiality Qualifications set forth therein) would not have, individually or in the aggregate, a Material Adverse Effect, and in each case subject to any changes to the extent expressly permitted by Section 5.1.

(b)               Performance of Covenants. Each of Seller and the Company shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by it under the terms of this Agreement prior to or at the Closing and each of Seller, the Company, the Contributing Affiliate and the International Contributing Affiliate shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by it under the terms of the Contribution Agreements prior to or at Closing.

(c)                Officer’s Certificate. Purchaser shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, stating on behalf of Seller and its Affiliates that each of the conditions set forth in Section 6.2(a) and Section 6.2(b) has been satisfied.

(d)               Third Party Consents. The third-party consents set forth on Schedule 6.2 shall have been obtained or made and remain in full force and effect.

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Section 6.3      Conditions to the Obligations of Seller and the Company. The obligations of Seller and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any and all of which may be waived in whole or in part by Seller to the extent permitted by applicable Law:

(a)                Representations and Warranties. The representations and warranties of Purchaser contained in Section 4.1, Section 4.2 and Section 4.8, shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any failures to be so true and correct that are de minimis. The representations and warranties of Purchaser contained in this Agreement (other than in Section 4.1, Section 4.2 and Section 4.8) shall be true and correct (without giving effect to any Materiality Qualifications set forth therein) as of the Closing Date, as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case of as such earlier date), except where the failure of such representations and warranties of Purchaser to be so true and correct would not, individually or in the aggregate, reasonably be expected to be materially adverse to the ability of Purchaser to perform its obligations under, and consummate the transactions contemplated by this Agreement.

(b)               Performance of Covenants. Purchaser shall have duly performed or complied with, in all material respects, all of the covenants, obligations and conditions to be performed or complied with by it under the terms of this Agreement prior to or at the Closing.

(c)                Officer’s Certificate. Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Purchaser, stating on behalf of Purchaser that each of the conditions set forth in Section 6.3(a) and Section 6.3(b) has been satisfied.

Section 6.4            Frustration of Closing Conditions. None of the Parties hereto may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was caused by such Party’s failure to use its reasonable best efforts to cause the Closing to occur, as required pursuant to Section 5.3.

Article 7
TERMINATION

Section 7.1            Termination. This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(a)                by mutual written consent of Seller and Purchaser;

(b)               by either Seller or Purchaser by written notice to the other, if the Closing shall not have occurred on or before June 27, 2016 or such other date that Seller and Purchaser may agree in writing (the “Termination Date”); provided, however, that if as of such date all of the conditions set forth in Article 6 (other than the condition set forth in Section 6.1(b)) have been satisfied, then either Purchaser or Seller may extend the Termination Date for up to an additional sixty (60) days by delivery of written notice of such extension to the other party not less than five (5) Business Days prior to the initial Termination Date; provided, further, that the

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right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to Purchaser or Seller, as the case may be, if a material breach of this Agreement by such Party has resulted in the failure of the Closing to occur before the Termination Date;

(c)                by Purchaser if: (i) any of the representations and warranties of Seller contained in this Agreement is inaccurate or has been breached, such that the condition set forth in Section 6.2(a) would not be fulfilled; or (ii) any of the covenants of the Company to be performed prior to the Closing or Seller contained in this Agreement shall have been breached such that the condition set forth in Section 6.2(b) would not be fulfilled; provided, however, that, in the case of clauses “(i)” and “(ii)”, if an inaccuracy or breach of any of the representations and warranties of Seller or a breach of a covenant of the Company or Seller to be performed prior to the Closing is curable by the applicable party through the use of reasonable efforts within thirty (30) days after Purchaser notifies Seller in writing of the existence of such inaccuracy or breach, then, without limiting Purchaser’s right to terminate under Section 7.1(b), Purchaser may not terminate this Agreement under this Section 7.1(c) as a result of such inaccuracy or breach prior to the expiration of such thirty (30) day period (it being understood that Purchaser may not terminate this Agreement pursuant to this Section 7.1(c) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of such thirty (30) day period; or

(d)               by Seller if: (i) any of Purchaser’s representations and warranties contained in this Agreement is inaccurate or has been breached, such that the condition set forth in Section 6.3(a) would not be fulfilled; or (ii) if any of Purchaser’s covenants contained in this Agreement shall have been breached such that the condition set forth in Section 6.3(b) would not be fulfilled; provided, however, that if an inaccuracy or breach of any of Purchaser’s representations and warranties or a breach of a covenant by Purchaser is curable by Purchaser through the use of reasonable efforts within thirty (30) days after the Company notifies Purchaser in writing of the existence of such inaccuracy or breach, then, without limiting Seller’s right to terminate under Section 7.1(b), Seller may not terminate this Agreement under this Section 7.1(d) as a result of such inaccuracy or breach prior to the expiration of such thirty (30) day period (it being understood that Seller may not terminate this Agreement pursuant to this Section 7.1(d) with respect to such inaccuracy or breach if such inaccuracy or breach is cured prior to the expiration of such thirty (30) day period); or

(e)                by either Purchaser or Seller, if any Governmental Authority shall have issued an Order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such Order, decree, ruling or other action shall have become final and non-appealable.

Section 7.2            Effect of Termination. If this Agreement is terminated pursuant to Section 7.1, all rights and obligations of the Parties hereunder shall terminate and no party shall have any Liability to the other party, except for obligations of the Parties hereto in Section 5.2(a)(iv)(B), Section 5.2(b), the proviso contained in Section 5.3(a)(i), Section 5.5, the last sentence of Section 5.12, this Section 7.2, Article 9, and the Confidentiality Agreement, which shall survive the termination of this Agreement in accordance with their terms. Notwithstanding anything to the contrary contained in this Agreement, termination of this Agreement pursuant to

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Section 7.1 shall not release any party from any Liability for any willful breach by such party of the terms and provisions of this Agreement prior to such termination or fraud.

Article 8
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

Section 8.1            Survival of Representations and Warranties. The representations and warranties of Seller, on the one hand, and of Purchaser, on the other hand, set forth in this Agreement or any certificate delivered by Seller pursuant to Section 6.2(c) or by Purchaser pursuant to Section 6.3(c) shall survive the Closing and terminate and be of no further force and effect on the date that is fifteen (15) months following the Closing Date; provided, however, that (i) the representations and warranties of Seller contained in Section 3.1 (Organization), Section 3.2 (Authorization), Section 3.5 (Capitalization; Subsidiaries) and Section 3.17 (Brokers) (collectively, the “Seller Specified Reps”) shall survive indefinitely, (ii) the representations and warranties of Seller contained in Section 3.9 (Taxes) and in Section 3.12(b)-(e) (Employee Benefits) shall survive until thirty (30) calendar days after the expiration of the applicable statute of limitations governing claims made for any breach of such representation or warranty, (iii) the representations and warranties of Seller contained in Section 3.10 (Environmental Matters) shall survive until the fifth anniversary of the Closing, (iv) the representations and warranties of Purchaser contained in Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.6 (Brokers), Section 4.7 (Financial Ability) and Section 4.8 (Solvency) (collectively, the “Purchaser Specified Reps”), shall survive indefinitely and (v) insofar as any bona fide good faith written claim for indemnification for breach thereof made prior to such date and delivered to the applicable party hereto, shall survive thereafter until fully and finally resolved and, as only to the claim specified therein, such applicable expiration shall not affect the rights to indemnification of the party making such claim. Any written claim by an Indemnified Party (as defined below) with respect to a breach of any covenant or other agreement in this Agreement or any certificate delivered by a party pursuant to Section 6.2(c) or Section 6.3(c) to be performed at or prior to the Closing by Seller, the Company or Purchaser may be given at any time prior to the day that is twelve (12) months following the Closing Date. All other covenants set forth herein shall survive the Closing in accordance with their respective terms. Any party providing indemnification pursuant to this Article 8 is referred to herein as an “Indemnifying Party”, and any Person entitled to indemnification or reimbursement pursuant to Section 8.2 or Section 8.3, an “Indemnified Party.”

Section 8.2            Indemnification by Seller. Effective as of the Closing and subject to the time limits set forth in Section 8.1, Seller agrees to indemnify and hold Purchaser, its Affiliates and the officers, directors, employees and agents of Purchaser and its Affiliates, including following the Closing, the Company and its Subsidiaries (each such Person, a “Purchaser Indemnified Party”) harmless from and against any and all Losses (whether in connection with a Direct Claim or a Third Party Claim) imposed upon or incurred by such Purchaser Indemnified Party based upon or arising from:

(a)                any breach of any representation or warranty as of the date hereof or, subject to any changes to the extent expressly permitted by Section 5.1, as of the Closing Date as though made on and as of the Closing Date (or, if made as of a specified date, as of such date), made by Seller, other than Seller Specified Reps (excluding the representations and warranties

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addressed in clause (j) below), or any inaccuracy of the certificate delivered at Closing pursuant to Section 6.2(c) hereof with respect to such representations and warranties;

(b)               any breach as of the date hereof or, subject to any changes to the extent expressly permitted by Section 5.1, as of the Closing Date as though made on and as of the Closing Date (or, if made as of a specified date, as of such date), of any of Seller Specified Reps or any inaccuracy in the certificate to be delivered at Closing pursuant to Section 6.2(c) with respect to such representations or warranties;

(c)                any breach of or failure by the Company or Seller to perform any of its covenants or agreements contained herein which are to be performed by the Company or Seller on or before the Closing Date or any inaccuracy in the certificate delivered at Closing pursuant to Section 6.2(c) hereof with respect to such covenants or agreements;

(d)               any breach of or failure by Seller to perform any of the covenants or agreements contained herein which are to be performed by Seller after the Closing Date;

(e)                any breach of or failure by Seller to perform any of the covenants or agreements contained in the Intellectual Property Contribution Agreement, whether such covenants or agreements are to be performed by Seller on or after the Closing Date, including any failure to discharge the Excluded Liabilities (as defined in such agreement) in accordance with the terms thereunder;

(f)                any breach of or failure by International Contributing Affiliate to perform any of the covenants or agreements contained in the Contracts Contribution Agreement, whether such covenants or agreements are to be performed by International Contributing Affiliate on or after the Closing Date, including any failure to discharge the Excluded Liabilities (as defined in such agreement) in accordance with the terms thereunder;

(g)               any breach or failure by the Contributing Affiliate to perform any of the covenants or agreements contained in the Asset Contribution Agreement which are to be performed by the Contributing Affiliate on or after the Closing Date, including any failure to discharge the Excluded Liabilities (as defined in such agreement) in accordance with the terms thereunder;

(h)               any Liabilities arising solely as a result of the Reorganization Transactions other than any Liability (i) for which Purchaser is required to indemnify the Seller Indemnified Parties pursuant to Section 8.3 or (ii) arising from actions taken by Purchaser or its Affiliates (including the Company and the Company Subsidiary) following Closing;

(i)                 any Excluded Liability under any of the Contribution Agreements;

(j)                 (i) any Taxes for which Seller is liable pursuant to Section 5.7, (ii) any Taxes for which Seller is liable pursuant to Section 5.8(a) or (iii) any Taxes arising out of a breach of the representations contained in Section 3.9 as of the date hereof or, subject to any changes to the extent expressly permitted by Section 5.1, as of the Closing Date as though made on and as of the Closing Date (or, if made as of a specified date, as of such date), made by Seller,

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or any inaccuracy of the certificate delivered at Closing pursuant to Section 6.2(c) hereof with respect to such representations and warranties; and

(k)               any Third Party Claim described on Schedule 8.2(k).

Section 8.3            Indemnification by Purchaser. Effective as of the Closing and subject to the time limits set forth in Section 8.1, Purchaser agrees to indemnify and hold Seller, its Affiliates and the officers, directors, employees and agents of Seller and its Affiliates other than, following the Closing, the Company and its Subsidiaries (each such Person, a “Seller Indemnified Party”) harmless from and against any and all Losses imposed upon or incurred by such Seller Indemnified Party based upon or arising from:

(a)                any breach of any representation or warranty as of the date hereof or as of the Closing Date as though made on and as of the Closing Date (or, if made as of a specified date, as of such date) made by Purchaser pursuant to Article 4, other than the Purchaser Specified Reps, or any inaccuracy in the certificate to be delivered at Closing pursuant to Section 6.3(c) with respect to such representations or warranties;

(b)               any breach as of the date hereof or as of the Closing Date as though made on and as of the Closing Date (or, if made as of a specified date, as of such date) of any of the Purchaser Specified Reps, or any inaccuracy in the certificate to be delivered at Closing pursuant to Section 6.3(c) with respect to such representations or warranties;

(c)                any breach of or failure by Purchaser to perform any of its covenants or agreements contained herein which are to be performed by Purchaser on or before the Closing Date or any inaccuracy in the certificate to be delivered at Closing pursuant to Section 6.3(c) with respect to such covenants and agreements;

(d)               any breach of or failure by Purchaser or the Company to perform any of the covenants or agreements contained herein which are to be performed by Purchaser or the Company after the Closing Date;

(e)                any breach of or failure by the Company to perform any of the covenants or agreements contained in the Intellectual Property Contribution Agreement which are to be performed by the Company after the Closing Date, including any failure to discharge the Assumed Liabilities (as defined in such agreement) in accordance with the terms thereunder;

(f)                any breach of or failure by the Company Subsidiary to perform any of the covenants or agreements contained in the Asset Contribution Agreement or the Contracts Contribution Agreement which are to be performed by the Company Subsidiary after the Closing Date, including any failure to discharge the Assumed Liabilities (as defined in each such agreement, as the case may be) in accordance with the terms thereunder;

(g)               the indemnification and reimbursement obligations of Purchaser contemplated by Section 5.2 and Section 5.11, if any;

(h)               any Assumed Liability under any of the Contribution Agreements;

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(i)                 any Taxes for which Purchaser is liable pursuant to Section 5.7 or Section 5.8(a); and

(j)                 except as expressly provided in Section 8.2, any Loss or Liability in connection with the ownership and operation of the Business, the Company or the Company Subsidiary after the Closing.

Section 8.4            Limitations on Indemnification Obligations. Notwithstanding anything to the contrary contained in this Agreement, the rights to indemnification, except in relation to Taxes, pursuant to the provisions of Section 8.2 and Section 8.3 are subject to the following limitations:

(a)                The maximum aggregate Liability of Seller to all Purchaser Indemnified Parties taken together for Losses for any claims for indemnification (i) pursuant to Section 8.2(a) shall be limited to $28,050,000.00 (the “Cap”) and (ii) pursuant to Section 8.2(b), Section 8.2(c), Section 8.2(d), Section 8.2(e), Section 8.2(f), Section 8.2(g) and Section 8.2(k), shall be limited to the Adjusted Purchase Price; provided, however, that in no event shall Seller be liable in the aggregate to the Purchaser Indemnified Parties for any claims for indemnification pursuant to this Agreement in an amount greater than the Adjusted Purchase Price (except in the case of claims for indemnification pursuant to Section 8.2(h), Section 8.2(i) or Section 8.2(j)); provided, further, that in no event shall the limitations set forth in clause (ii) in respect of Sections 8.2(e), Section 8.2(f) and Section 8.2(g) limit Seller’s indemnification obligation in respect of Excluded Liabilities pursuant to Section 8.2(i). In addition, Seller shall not be liable for Losses for any claims for indemnification pursuant to Section 8.2(a) and Section 8.2(b) unless and to the extent that each individual claim for indemnification made by the Purchaser Indemnified Party pursuant to Section 8.2(a) and Section 8.2(b) is for an amount greater than $25,000 (the “De Minimis Amount”) and, with respect to claims for indemnification pursuant to Section 8.2(a), the total of all Losses for any such claims for indemnification shall exceed $1,870,000.00 in the aggregate (the “Deductible”), and then only for the excess amount over the Deductible.

(b)               The maximum aggregate Liability of Purchaser to all Seller Indemnified Parties taken together for Losses for any claims for indemnification (i) pursuant to Section 8.3(a) shall be limited to the Cap and (ii) pursuant to Section 8.3(b), Section 8.3(c), Section 8.3(d), Section 8.3(e), Section 8.3(f) and Section 8.3(g) shall be limited to the Adjusted Purchase Price; provided, however, that in no event shall Purchaser be liable in the aggregate to the Seller Indemnified Parties for any claims for indemnification pursuant to this Agreement in an amount greater than the Adjusted Purchase Price (except in the case of claims for indemnification pursuant to Section 8.3(h), Section 8.3(i) or Section 8.2(j)); provided, further, that in no event shall the limitations set forth in clause (ii) in respect of Sections 8.3(e) or Section 8.3(f) limit Purchaser’s indemnification obligation in respect of Assumed Liabilities pursuant to Section 8.3(h). In addition, Purchaser shall not be liable for Losses for any claims for indemnification pursuant to Section 8.3(a) and Section 8.3(b) unless and to the extent that each individual claim for indemnification made by a Seller Indemnified Party pursuant to Section 8.3(a) and Section 8.3(b) is for an amount greater than the De Minimis Amount and, with respect to claims for indemnification pursuant to Section 8.3(a), the total of all Losses for any such claims for indemnification shall exceed the Deductible, and then only for the excess amount over the Deductible.

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(c)                Notwithstanding anything in this Article 8 to the contrary, Seller shall have no obligation under this Article 8 to indemnify any Purchaser Indemnified Party with respect to any Loss to the extent it (i) was included in the Actual Working Capital or (ii) was the subject of a dispute with respect to the Final Working Capital Closing Date Calculation pursuant to the terms of Section 2.3(b) but did not result in an adjustment to the Initial Purchase Price pursuant to Section 2.3(d). Any such Loss shall be disregarded for all purposes of indemnification pursuant to this Article 8.

(d)               Recovery by any Indemnified Party of any Loss suffered or incurred by such party as a result of any breach by any other party of any of its obligations under this Agreement shall be limited to the actual damages suffered or incurred by such party as a result of the breach by the breaching party of its obligations hereunder. In furtherance of and without limiting the foregoing, no Indemnified Party shall be entitled to any recovery under this Agreement for (i) special, exemplary, punitive, consequential, incidental or indirect damages and (ii) diminution in value or lost profits (including with respect to any Losses on account of lost opportunities); provided, however, that the foregoing limitation shall not apply in the case of clause (i) to any such Losses (y) to the extent such Losses (other than punitive damages) were reasonably foreseeable or (z) if any Indemnified Party is held liable to any third party for such Losses.

(e)                Any amounts payable pursuant to the indemnification obligations under this Article 8 shall be paid without duplication, and in no event shall any Indemnified Party be indemnified under different provisions of this Agreement for the same Loss. The amount which an Indemnifying Party is or may be required to pay to an Indemnified Party in respect of Losses for which indemnification is provided under this Agreement will be reduced by any amounts actually received (including amounts received under insurance) by or on behalf of the Indemnified Party (after deducting therefrom the full amount of any applicable premiums, deductibles, collection costs, premium adjustments, retrospectively rated premiums or other Losses incurred by it in procuring such recovery) and any Tax benefit actually realized in the taxable year of such Loss for such Indemnified Party in each case, as a result of the accrual, incurrence or payment of any such Losses (such amounts (after deducting therefrom the full amount of the Losses incurred by it in procuring such recovery) are collectively referred to herein as “Indemnity Reduction Amounts”); provided, that no Indemnified Party shall be obligated to make such an insurance claim related to any Loss for which it is seeking indemnification or has obtained indemnification pursuant to this Article 8. If any Indemnified Party receives any Indemnity Reduction Amounts in respect of a claim for which indemnification is provided under this Agreement after the full amount of such claim has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such claim and such Indemnity Reduction Amounts exceed the remaining unpaid balance of such claim, then the Indemnified Party will promptly remit to the Indemnifying Party an amount equal to the excess (if any) of (i) the amount theretofore paid by the Indemnifying Party in respect of such claim, less (ii) the amount of the indemnity payment that would have been due if such Indemnity Reduction Amounts in respect thereof had been received before the indemnity payment was made. An insurer or other third party who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto, solely by virtue of the indemnification provisions hereof, it being expressly understood and agreed that no insurer or any other third party shall be entitled to any

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benefit they would not be entitled to receive in the absence of the indemnification provisions by virtue of the indemnification provisions hereof. Each party hereto, as appropriate, will, or will cause each Indemnified Party to, use its commercially reasonable efforts to pursue promptly any claims or rights it may have against all third parties which would reduce the amount of Losses for which indemnification is provided under this Agreement.

(f)                In valuing a Loss, no adjustment shall be made as a result of any multiple, increase factor, or any other premium over fair market value, book or historical value which may have been paid by Purchaser for the Shares whether or not such multiple, increase factor or other premium had been used by Purchaser at the time of, or in connection with, calculating or preparing its bid, its proposed purchase price for the Shares or its final purchase price for the Shares.

(g)               Notwithstanding anything to the contrary herein, the rights and remedies of an Indemnified Party shall not be limited by the fact that any Indemnified Party (i) had actual or constructive knowledge (regardless of whether such knowledge was obtained through such Indemnified Party’s own investigation or through disclosure by the other Party, its Representatives or any other Person) of any breach, event or circumstances, whether before or after the execution and delivery of this Agreement or the Closing, or (ii) waived (A) any breach of representation or compliance with any covenant or (B) any condition to the Closing set forth in Article 6.

(h)               For purposes (i) of determining whether a breach of representation or warranty has occurred for the purposes of Section 8.2 and Section 8.3 any qualification as to “Material Adverse Effect” contained in Article 3 and Article 4 (other than Section 3.1 and Section 3.7) of this Agreement shall be deemed to be replaced with “material and adverse to the Business” and (ii) of calculating the amount of Losses related thereto, any qualification as to materiality, “Material Adverse Effect” or any similar qualification or standard contained in Article 3 and Article 4 of the Agreement shall be disregarded (it being understood that the word Material in the defined term “Material Contracts,” the qualification as to “Material Adverse Effect” contained in Section 3.7 and the qualification of the word “material” in Section 3.12(a) shall not be disregarded for any of such purposes).

Section 8.5            Indemnification Procedures; Third Party Claims.

(a)                An Indemnified Party shall give the Indemnifying Party prompt written notice of any matter which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within thirty (30) Business Days of such determination (a “Direct Claim”), stating in reasonable detail the factual basis for the claim, and the amount of the indemnifiable Loss, if known, and method of computation thereof, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises (the “Indemnity Notice”); provided, however, that the failure to give the Indemnity Notice shall not waive an Indemnified Party’s right to indemnification, unless (and then solely to the extent) the Indemnifying Party was materially prejudiced by the Indemnified Party’s failure to give notice. Any such Indemnity Notice need only specify such information to the knowledge of the Indemnified Party as of the date of such Indemnity Notice and shall not limit or prejudice any of the rights or remedies of any Indemnified Party on the

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basis of any limitation on the information included in such Indemnity Notice made based on advice of counsel to preserve the attorney client privilege. In the event of a claim, action, suit, proceeding or demand relating to this Agreement or the transactions contemplated hereby brought by one party hereto against another, if a court of competent jurisdiction determines that a party has breached this Agreement, then such breaching party shall be liable for, and shall pay, the reasonable legal fees, costs and expenses that the non-breaching party has incurred in connection with such claim, action, suit, proceeding or demand, including any appeal therefrom.

(b)               If any claim, action, suit, proceeding or demand is brought by a Person who is not a party to this Agreement or an Affiliate thereof (a “Third Party Claim”) against an Indemnified Party, and if such party intends to seek indemnification with respect thereto pursuant to this Article 8, such Indemnified Party shall promptly following receipt of notice of the assertion or commencement of such Third Party Claim notify the Indemnifying Party in writing and in reasonable detail of the Third Party Claim (the “Third Party Claim Notice”) (including the factual basis for the Third Party Claim, and, to the extent known, the amount of the Third Party Claim); provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party was materially prejudiced by the Indemnified Party’s failure to give notice; provided, further, that it is understood and agreed that the failure of the Indemnified Party to so notify the Indemnifying Party prior to the settlement of a Third Party Claim (whether by paying a claim or executing a binding settlement agreement with respect thereto) or the entry of a judgment or issuance of an award with respect to a Third Party Claim shall constitute actual prejudice to the Indemnifying Party’s ability to defend against such Third Party Claim. Such notice shall also (i) reasonably identify the basis under which indemnification is sought pursuant to this Article 8, (ii) if known, identify the amount of the indemnifiable Loss and method of computation thereof, and (iii) enclose true and correct copies of any written document furnished to the Indemnified Party by the Person that instituted the Third Party Claim. Any such Third Party Claim Notice need only specify such information to the knowledge of the Indemnified Party as of the date of such Third Party Claim Notice and shall not limit or prejudice any of the rights or remedies of any Indemnified Party on the basis of any limitation on the information included in such Third Party Claim Notice made based on advice of counsel to preserve the attorney client privilege. Thereafter, subject to the immediately preceding sentence, the Indemnified Party will deliver to the Indemnifying Party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received or transmitted by the Indemnified Party relating to the Third Party Claim.

(c)                The Indemnifying Party will have the right, by giving written notice to the Indemnified Party within thirty (30) days after delivery of the Third Party Claim Notice, to participate in or to assume the defense of the Third Party Claim (in either case at the expense of the Indemnifying Party) with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that such Indemnifying Party shall not have the right to control the defense of any Third Party Claim that (i) seeks any injunctive or other equitable relief against the Indemnified Party or (ii) seeks monetary damages the amount of which would reasonably be expected to exceed any applicable limitation on the amount of Losses for which the Indemnifying Party is responsible hereunder. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall only be liable to

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the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof in the circumstances described below. Each of the Indemnifying Party and the Indemnified Party will keep the other reasonably informed of all material developments upon becoming aware thereof relating to or arising in connection with such Third Party Claim. If the Indemnifying Party is conducting the defense of the Third Party Claim, the Indemnified Party, at its sole cost and expense, may retain separate counsel, and participate in the defense of the Third Party Claim, it being understood that the Indemnifying Party will control such defense; provided, however, that if, in the reasonable opinion of outside counsel to the Indemnified Party, (A) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for reasonable fees and expenses of separate counsel to the Indemnified Party. If the Indemnifying Party elects not to control the defense of such Third Party Claim (including by failing to timely notify the Indemnified Party in writing of its election to control such defense in accordance with this Section 8.5(c)), the Indemnified Party may control the defense of such Third Party Claim with counsel of its choosing, and the Indemnifying Party shall be liable for the reasonable fees and expenses of such counsel to the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Party.

(d)               Notwithstanding anything in this Section 8.5 to the contrary, neither the Indemnifying Party nor the Indemnified Party shall, without the written consent of the other party (which consent shall not be unreasonably delayed, withheld or conditioned), settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment; provided that, if the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party will agree to any settlement, compromise or discharge of such Third Party Claim which (i) the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of Losses in connection with such Third Party Claim, (ii) unconditionally releases the Indemnified Party completely from all Liability in connection with such Third Party Claim, (iii) does not impose any Liability (including equitable remedies) on the Indemnified Party and (iv) does not involve a finding or admission of any wrongdoing on the part of the Indemnified Party. If the Indemnifying Party elects to direct the defense of any such Third Party Claim, the Indemnified Party shall not make any payment toward a settlement of such claim, nor permit to be paid any monies as part of a settlement, unless the Indemnifying Party consents in writing to such payment (which consent shall not be unreasonably delayed, withheld or conditioned). Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party will not admit any Liability, consent to the entry of any judgment or enter into any settlement or compromise with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).

(e)                In the event of payment in full by an Indemnifying Party to any Indemnified Party in connection with any claim, such Indemnifying Party will be subrogated to and will stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any rights relating to such claim against any claimant

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or plaintiff asserting such claim or against any other Person. Such Indemnified Party will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated rights.

(f)                If there shall be any conflicts between the provisions of this Section 8.5 and Section 5.8(c) (relating to Tax contests), the provisions of Section 5.8(c) shall control with respect to Tax contests.

(g)               Purchaser and Seller agree to report each indemnification payment made in respect of a Loss as an adjustment to the Adjusted Purchase Price for federal income Tax purposes.

Section 8.6            Exclusive Remedy. Subject to Section 2.3 and Section 9.11, and except for claims based on fraud, notwithstanding anything to the contrary contained in this Agreement, if the Closing occurs, the remedies set forth in this Article 8 shall be the sole and exclusive remedy for the Parties hereto for any misrepresentation or breach of any representation, warranty, covenant or other provision contained in this Agreement (other than Section 5.2(b)) or, except under the Transition Services Agreement, in any certificate, agreement or document delivered in connection herewith (including the Contribution Agreements) or otherwise in respect of the transactions contemplated hereby (including with respect to environmental, health or safety matters, including without limitation those arising under CERCLA or any other Environmental Laws or any other environmental matters). In no event shall Purchaser or Seller make any setoff against amounts otherwise due to the other Party or any of its Affiliates by reason of any claim either may have against the other Party under this Agreement.

Section 8.7            Mitigation. Purchaser, Seller and the Company shall cooperate with each other with respect to resolving any claim or Liability with respect to which one party hereto is obligated to provide indemnification hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or Liability.

Article 9
MISCELLANEOUS

Section 9.1            Entire Agreement; Assignment. This Agreement and the Confidentiality Agreement contain the entire agreement of the Parties with respect to the subject matter hereof and supersede all other prior agreements, understandings, statements, representations and warranties, oral or written, express or implied, between the Parties and their respective Affiliates, representatives and agents in respect of such subject matter. This Agreement shall not be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties hereto. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors, permitted assigns and legal representatives.

Section 9.2            Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) when delivered if delivered in person during normal business hours of the recipient on a Business Day, otherwise on the next Business Day, (b) on the date of receipt by the addressee if sent by registered or certified mail, (c) on the next

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Business Day if transmitted by national overnight courier, in each case as follows (or at such other address for a party as shall be specified by like notice) or (d) on the date the delivering Party receives confirmation (which confirmation shall be provided by the addressee promptly following receipt if so requested by the delivering Party in the applicable notice or other communication), if sent by electronic mail or facsimile (provided notice of receipt by return electronic mail (other than “read receipt”) or telephonic confirmation from the recipient is received):

If to Purchaser:

Albany International Corp.
216 Airport Drive, Rochester,
New Hampshire, 03867
Attention: Charles Silva Jr.
Vice President, Secretary and General Counsel
Tel: 518-445-2277
Facsimile: 518-447-6575
Email: Charles.Silva@albint.com

with a copy to (which shall not constitute notice): Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza, New York, NY 10006 Attention: Glenn McGrory Tel: 212-225-2686 Facsimile: (212)225-3999

If to Seller (or the Company prior to Closing):

Harris Corporation

1025 West NASA Blvd.

Melbourne, FL  32919

Attention: Scott T. Mikuen, Esq.

Senior Vice President

General Counsel and Secretary

Tel:  321-727-9125   Efax: 321-727-9616

Email: scott.mikuen@harris.com

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with a copy to (which shall not constitute notice):

Harris Corporation

1025 West NASA Blvd.

Melbourne, FL  32919

Attention: Robert A. Johnson Jr.

Vice President, Associate General Counsel – Corporate and Assistant Secretary

Tel:  321-724-3319 ; Efax: 321-726-3013

Email: robert.johnson@harris.com

with a copy to (which shall not constitute notice):

Sidley Austin llp
One South Dearborn Street
Chicago, Illinois 60603
Attention: Imad Qasim

Tel:  312-853-7094

Facsimile: (312) 853-7036

or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.

Section 9.3            Governing Law. This Agreement, and any and all proceedings commenced in connection with or relating to this Agreement, shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York without regard of the Laws that might otherwise govern under the applicable principles of conflict of laws of the State of New York.

Section 9.4            Construction; Interpretation. The name assigned to this Agreement and the article and section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine, and neuter. Unless otherwise specified, all references to Articles and Sections refer to articles and sections of this Agreement. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision will be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any controlled Affiliate of such Person. All accounting terms used herein and not otherwise defined herein will have the meanings accorded them in accordance with GAAP, as applied in the preparation of the Financial Statements, and, except as expressly provided herein, all accounting determinations will be made in accordance with such accounting principles in effect from time to time. Unless the context otherwise requires, a reference to a document includes all amendments or supplements to, or replacements or novations of, that document. In this Agreement, (a) the use of the term “including” means “including, without limitation”; (b) the word “or” shall be disjunctive but not exclusive; (c) a reference to a statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws amending, consolidating or replacing it, whether passed by the same or another Governmental Authority

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with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under the statute; (d) a reference to an entity includes any successor entity, whether by way of merger, amalgamation, consolidation or other business combination; (e) all reference to currency or “$” in this Agreement shall be deemed to be reference to United States dollars and (f) reference to a word defined hereunder shall apply equally to both the singular and plural forms of the terms defined. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.

Section 9.5            Exhibits and Schedules. The Exhibit, the Annexes and Schedules hereto, and all documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Disclosure of any item in any Schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to each other section in this Agreement if the relevance of such disclosure to such other section is reasonably apparent on its face, notwithstanding the omission of a reference or cross-reference thereto. Neither the specification of any dollar amount in the representations or warranties contained in this Agreement nor the inclusion of any specific item in any Schedules is intended to imply that such amounts, or higher or lower amounts of the items so included or other item, are or are not material or that such fact or matter would with any other fact or matter have a Material Adverse Effect, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material or would with any other fact or matter have a Material Adverse Effect for purposes of this Agreement. No disclosure in the Schedules to the Agreement relating to any possible, potential or alleged breach or violation of any Law or Contract shall be construed as an admission that any such breach or violation exists or has actually occurred. In disclosing the information in the Schedules, the Company expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein. References in the Schedules to any agreement include references to such agreement’s exhibits and schedules.

Section 9.6            Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as provided in Article 8, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.7            Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.

Section 9.8            Counterparts; Electronic Signatures. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which

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shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 9.9            Knowledge of Seller. For all purposes of this Agreement, the phrase “to Seller’s knowledge” and “known by Seller” and any derivations thereof shall mean as of the applicable date, the actual knowledge without independent investigation (and shall in no event encompass constructive, imputed or similar concepts of knowledge) of the individuals set forth on Schedule 9.9, none of whom shall have any personal Liability or obligations regarding such knowledge.

Section 9.10        Jurisdiction and Venue. Each party agrees to submit to the exclusive jurisdiction of the New York state courts or the federal courts of the United State of America sitting in the Borough of Manhattan and any appellate court from any thereof, for the purpose of any legal action or proceeding against a party hereto with respect to the subject matter of, or related to, this Agreement. Each party irrevocably waives any objection which it may now or hereafter have to the venue of any legal action or proceeding arising out of or relating to this Agreement brought as provided in this subsection, and further irrevocably waives any claim that any such legal action or proceeding brought in any such court has been brought in an inconvenient forum. To the extent a party has or may later acquire any immunity from jurisdiction of any court or from legal process with respect to itself or its property, such party hereby irrevocably waives such immunity under this subsection. Each party to this Agreement agrees that service of process shall be made in accordance with the notice provisions set forth in Section 9.2. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11        Remedies. Seller acknowledges that the transactions contemplated hereunder are unique and that Purchaser shall be irreparably injured should such transactions not be consummated in a timely fashion. Consequently, Purchaser shall not have an adequate remedy at Law if Seller shall fail to consummate the transactions contemplated hereunder when required to do so hereunder. In such event, Purchaser shall have the right, in addition to any other remedy available in equity or Law, to specific performance of such obligation by Seller, subject to: (a) Purchaser’s performance of its obligations hereunder; and (b) satisfaction by Purchaser of the other terms and conditions hereof. Purchaser acknowledges that the transactions contemplated hereunder are unique and that Seller shall be irreparably injured should such transactions not be consummated in a timely fashion. Consequently, Seller will not have an adequate remedy at Law if Purchaser shall fail to consummate the transactions

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contemplated hereunder, including with respect to the payment of the Initial Purchase Price, when required to do so hereunder. In such event, Seller shall have the right, in addition to any other remedy available in equity or Law, to specific performance of such obligation by Purchaser, subject to Seller’s performance of its obligations hereunder and the other terms and conditions hereof.

Section 9.12        Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each party hereto shall execute and deliver any additional documents and instruments that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and such transactions.

Section 9.13        Failure or Indulgence not Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 9.14        Amendments. This Agreement may not be amended, supplemented or otherwise modified except in a written instrument executed by the Parties hereto.

Section 9.15        Expenses. Except as otherwise expressly required by this Agreement, each party to this Agreement shall bear and pay all fees, costs and expenses that have been incurred or that are incurred in connection with or by virtue of the negotiation, preparation and review of this Agreement (including the Schedules) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement.

* * * * * * *

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

HARRIS CORPORATION
By /s/ Greg Taylor Name: Greg Taylor Title: Vice President, Strategy

BLUE FALCON I INC.
By /s/ Charles J. Greene Name: Charles J. Greene Title: President

[Signature page to Stock Purchase Agreement]

ALBANY INTERNATIONAL CORP.
By /s/ John B. Cozzolino Name: John B. Cozzolino Title: Chief Financial Officer and Treasurer

[Signature page to Stock Purchase Agreement]